Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NORTHWEST INDIANA BANCORP

AND

AJS BANCORP INC.

DATED AS OF JULY 30, 2018

TABLE OF CONTENTS

ARTICLE I. THE MERGER		2

1.01	THE MERGER	2
1.02	RESERVATION OF RIGHT TO REVISE STRUCTURE.	2
1.03	TAX FREE REORGANIZATION	3
1.04	ABSENCE OF CONTROL	3
1.05	BANK MERGER	3
1.06	NO APPRAISAL RIGHTS	3

ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK		4

2.01	MERGER CONSIDERATION	4
2.02	ADJUSTMENT TO MERGER CONSIDERATION	4
2.03	TREATMENT OF AJSB EQUITY AWARDS	5
2.04	ANTI-DILUTION ADJUSTMENTS.	6
2.05	NO FRACTIONAL SHARES.	6
2.06	EXCHANGE PROCEDURES	6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF AJSB		8

3.01	ORGANIZATION AND AUTHORITY	9
3.02	AUTHORIZATION	9
3.03	CAPITALIZATION	10
3.04	ORGANIZATIONAL DOCUMENTS.	11
3.05	COMPLIANCE WITH LAW	11
3.06	ACCURACY OF INFORMATION PROVIDED TO NWIN.	12
3.07	LITIGATION AND PENDING PROCEEDINGS.	12
3.08	FINANCIAL STATEMENTS AND REPORTS.	13
3.09	MATERIAL CONTRACTS.	13
3.10	ABSENCE OF UNDISCLOSED LIABILITIES.	15
3.11	TITLE TO PROPERTIES.	15
3.12	LOANS AND INVESTMENTS.	17
3.13	INDEBTEDNESS.	18
3.14	NO SHAREHOLDER RIGHTS PLAN.	18
3.15	EMPLOYEE BENEFIT PLANS.	19
3.16	LABOR AND EMPLOYMENT MATTERS.	24
3.17	OBLIGATIONS TO EMPLOYEES.	24
3.18	TAXES, RETURNS, AND REPORTS.	24
3.19	DEPOSIT INSURANCE.	25
3.20	INSURANCE.	25
3.21	BOOKS AND RECORDS.	25
3.22	BROKER’S, FINDER’S, OR OTHER FEES.	25
3.23	INTERIM EVENTS.	26
3.24	INSIDER TRANSACTIONS.	27
3.25	INDEMNIFICATION AGREEMENTS	27
3.26	SHAREHOLDER APPROVAL.	28
3.27	INTELLECTUAL PROPERTY.	28
3.28	INFORMATION TECHNOLOGY.	29
3.29	COMMUNITY REINVESTMENT ACT.	29
3.30	BANK SECRECY AND ANTI-MONEY LAUNDERING COMPLIANCE.	30
3.31	AGREEMENTS WITH REGULATORY AGENCIES.	30
3.32	APPROVAL DELAYS.	30
3.33	INTERNAL CONTROLS.	30
3.34	FIDUCIARY ACCOUNTS.	31
3.35	FAIRNESS OPINION.	31

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3.36	ANTITAKEOVER PROVISIONS INAPPLICABLE.	31

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF NWIN		31

4.01	ORGANIZATION AND AUTHORITY.	32
4.02	AUTHORIZATION.	33
4.03	CAPITALIZATION.	34
4.04	COMPLIANCE WITH LAW.	34
4.05	ABSENCE OF UNDISCLOSED LIABILITIES.	35
4.06	ACCURACY OF INFORMATION PROVIDED TO FIRST PERSONAL.	35
4.07	FINANCIAL STATEMENTS AND REPORTS.	36
4.08	ADEQUACY OF RESERVES.	36
4.09	LITIGATION AND PENDING PROCEEDINGS.	36
4.10	TAXES, RETURNS, AND REPORTS.	37
4.11	DEPOSIT INSURANCE.	37
4.12	INTERIM EVENTS.	37
4.13	BANK SECRECY AND ANTI MONEY LAUNDERING COMPLIANCE.	37
4.14	COMMUNITY REINVESTMENT ACT.	38
4.15	APPROVAL DELAYS.	38
4.16	INTERNAL CONTROLS.	38
4.17	NWIN SECURITIES AND EXCHANGE COMMISSION FILINGS.	38
4.18	NO SHAREHOLDER APPROVAL.	38
4.19	FINANCIAL CAPABILITY.	38
4.20	WELL-CAPITALIZED.	38
4.21	INFORMATION TECHNOLOGY.	38
4.22	EMPLOYEE BENEFIT PLANS.	39
4.23	AGREEMENTS WITH REGULATORY AGENCIES.	39

ARTICLE V. CERTAIN COVENANTS		40

5.01	SHAREHOLDER APPROVAL.	40
5.02	OTHER APPROVALS.	40
5.03	CONDUCT OF BUSINESS.	41
5.04	INSURANCE.	45
5.05	ACCRUALS FOR LOAN LOSS RESERVE AND EXPENSES.	45
5.06	ACQUISITION PROPOSALS.	46
5.07	PRESS RELEASES.	48
5.08	CHANGES AND SUPPLEMENTS TO DISCLOSURE SCHEDULES.	48
5.09	FAILURE TO FULFILL CONDITIONS.	49
5.10	ACCESS; INFORMATION.	49
5.11	FINANCIAL STATEMENTS.	50
5.12	ENVIRONMENTAL.	50
5.13	GOVERNMENTAL REPORTS AND SHAREHOLDER INFORMATION.	51
5.14	ADVERSE ACTIONS.	51
5.15	EMPLOYEE BENEFITS AND EMPLOYEES.	52
5.16	AMENDMENT AND TERMINATION OF AJS BANK ESOP.	53
5.17	[RESERVED].	54
5.18	DISPOSITION OF FULLY INSURED WELFARE BENEFIT AND SEC. 125 PLANS.	54
5.19	CHANGE IN CONTROL AGREEMENTS; CONSULTING AGREEMENT.	55
5.20	BANK MERGER.	55
5.21	COOPERATION ON CONVERSION OF SYSTEMS.	55
5.22	INSTALLATION/CONVERSION OF EQUIPMENT.	56
5.23	ANTITAKEOVER PROVISIONS.	56

ARTICLE VI. COVENANTS OF NWIN		56

6.01	APPROVALS.	56
6.02	SEC REGISTRATION.	57
6.03	EMPLOYEE BENEFIT PLANS AND EMPLOYEE PAYMENTS.	57

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6.04	ADVERSE ACTIONS.	59
6.05	D&O INSURANCE AND INDEMNIFICATION.	60
6.06	CHANGES AND SUPPLEMENTS TO NWIN DISCLOSURE SCHEDULES.	61
6.07	PEOPLES BANK ADVISORY BOARD.	61
6.08	ISSUANCE OF NWIN COMMON STOCK AND CONSIDERATION AVAILABILITY.	61
6.09	FAILURE TO FULFILL CONDITIONS.	62
6.10	SHORT-SWING TRADING EXEMPTION	62

ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		62

7.01	CONDITIONS PRECEDENT TO NWIN’S OBLIGATIONS.	62
7.02	CONDITIONS PRECEDENT TO AJSB’S OBLIGATIONS.	64

ARTICLE VIII. TERMINATION OF MERGER		65

8.01	TERMINATION.	65
8.02	EFFECT OF TERMINATION.	69

ARTICLE IX. EFFECTIVE TIME OF THE MERGER		70

ARTICLE X. CLOSING		70

10.01	CLOSING DATE AND PLACE.	70
10.02	DELIVERIES.	70

ARTICLE XI. MISCELLANEOUS		71

11.01	EFFECTIVE AGREEMENT.	71
11.02	WAIVER; AMENDMENT.	71
11.03	NOTICES.	72
11.04	HEADINGS.	72
11.05	SEVERABILITY.	72
11.06	COUNTERPARTS; FACSIMILE.	73
11.07	GOVERNING LAW; ENFORCEMENT; SPECIFIC PERFORMANCE; JURY TRIAL.	73
11.08	ENTIRE AGREEMENT.	73
11.09	SURVIVAL OF REPRESENTATIONS, WARRANTIES, OR COVENANTS.	73
11.10	EXPENSES.	74
11.11	CERTAIN REFERENCES.	74

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 30th day of July, 2018, by and between NORTHWEST INDIANA BANCORP, an Indiana corporation (“NWIN”), and AJS BANCORP, INC., a Maryland corporation (“AJSB”).

RECITALS

WHEREAS, NWIN is an Indiana corporation registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Munster, Indiana; and

WHEREAS, AJSB is a Maryland corporation registered as a savings and loan holding company with the FRB under the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), with its principal office located in Midlothian, Illinois; and

WHEREAS, NWIN and AJSB seek to affiliate through a corporate reorganization whereby AJSB will merge with and into NWIN, so that NWIN is the surviving corporation in the Merger. It is intended that immediately thereafter or simultaneously therewith, A.J. Smith Federal Savings Bank, a federally chartered savings bank and wholly-owned subsidiary of AJSB (“AJS Bank”), will be merged with and into Peoples Bank SB, an Indiana state chartered savings bank and wholly-owned subsidiary of NWIN (“Peoples Bank”); and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution, and designated this Agreement a plan of merger; and

WHEREAS, the Boards of Directors of each of the parties hereto intend this Agreement to be designated a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and a plan of merger; and

WHEREAS, as an inducement for NWIN to enter into this Agreement, each of the directors and executive officers of AJSB has entered into a Voting Agreement with NWIN substantially in the form of Exhibit 5.01 hereto, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of AJSB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby

AGREEMENT AND PLAN OF MERGER	PAGE 1

make this Agreement and prescribe the terms and conditions of the merger of AJSB with and into NWIN, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01    The Merger.

(a)    General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX) hereof, AJSB shall merge with and into NWIN (the “Merger”). NWIN shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”), as amended.

(b)    Name, Officers, and Directors. The name of the Surviving Corporation shall be “NorthWest Indiana Bancorp,” and its principal office shall be located at 9204 Columbia Avenue, Munster, Indiana 46321. The officers of NWIN serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death, or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of NWIN at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c)    Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of NWIN in existence at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and Bylaws shall be further amended as provided by applicable law.

(d)    Effect of the Merger. At the Effective Time, the title to all assets, real estate, and other property owned by AJSB shall vest in the Surviving Corporation, pursuant to Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of AJSB shall become liabilities of the Surviving Corporation, pursuant to Indiana Code Section 23-1-40-6, as amended.

(e)    Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to the terms of this Agreement and the IBCL, and this Agreement shall also constitute the “plan of merger” pursuant to Indiana Code Section 23-1-40-1. If necessary or desired, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by Indiana Code Section 23-1-40-1. The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

AGREEMENT AND PLAN OF MERGER	PAGE 2

1.02    Reservation of Right to Revise Structure. At NWIN’s election, the Merger may alternatively be structured so that (a) AJSB is merged with and into any other direct or indirect wholly-owned subsidiary of NWIN; or (b) any direct or indirect wholly-owned subsidiary of NWIN is merged with and into AJSB; provided that, no such change shall, (1) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.01) or the treatment of the holders of common stock, par value $0.01 per share, of AJSB (the “AJSB Common Stock”) (including the holders of AJSB Restricted Stock Awards, as defined in Section 2.02(b)), or the holders of options for AJSB Common Stock, (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03 or adversely affect the tax treatment of AJSB’s stockholders pursuant to this Agreement, or (3) materially impede, delay or jeopardize the consummation of the transactions contemplated by this Agreement or result in any adverse change to the benefits and other arrangements provided to or on behalf of AJSB’s directors, officers and other employees. In the event of such a revision, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such revision.

1.03    Tax Free Reorganization. NWIN and AJSB intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04    Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither NWIN nor AJSB by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as defined in the introductory paragraphs to Article III and Article IV) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05    Bank Merger. The parties will cooperate and use reasonable best efforts to effect the merger of AJS Bank with and into Peoples Bank (the “Bank Merger”) at a time to be determined at or following the Effective Time of the Merger pursuant to a merger agreement substantially in the form of the Bank Merger Agreement attached hereto as Exhibit 1.05. At the effective time of the Bank Merger, the separate corporate existence of AJS Bank will terminate. Peoples Bank will be the surviving bank and will continue its corporate existence under applicable law. The Articles of Incorporation of Peoples Bank, as then in effect, will be the Articles of Incorporation of the surviving bank, the Bylaws of Peoples Bank, as then in effect, will be the Bylaws of the surviving bank, and the Board of Directors and officers of Peoples Bank will continue as the Board of Directors and officers of the surviving bank.

1.06    No Appraisal Rights. Stockholders of AJSB are not entitled to any appraisal or dissenters’ rights under 3-202(c)(4) of the Maryland General Corporation Law (“MGCL”) and the Articles of Incorporation of AJSB. AJSB shall take no action which would result in the stockholders of AJSB becoming entitled to appraisal or dissenters’ rights prior to the Effective Time.

AGREEMENT AND PLAN OF MERGER	PAGE 3

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01    Merger Consideration. Subject to the terms and conditions of this Agreement, including Section 2.02, at the Effective Time, each share of AJSB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by the A.J. Smith Federal Savings Bank Employee Stock Ownership Plan (the “AJS Bank ESOP”) that are remitted to AJSB prior to the Effective Time for purposes of repayment of the ESOP loan balance as contemplated by Section 5.16(c), and shares held directly or indirectly by NWIN, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any; collectively, the “Exempt AJSB Stock”) shall become and be converted into the right to receive in accordance with this Article II both: (i) 0.2030 shares of NWIN common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the stock consideration to be paid in the Merger is referred to herein as the “Stock Consideration”), and (ii) $7.20 in cash (the cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (with the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”); provided that, the AJSB shareholders owning less than 100 shares of AJSB Common Stock as of the Effective Time will only be entitled to receive $16.00 per share in cash and will not be entitled to receive any of the Stock Consideration.

2.02    Adjustment to Merger Consideration.

(a)    If, as of the end of the month prior to the Effective Time, the AJSB Adjusted Consolidated Stockholders’ Equity (as defined below) is less than $29,450,000 (any such shortfall shall be referred to herein as the “Equity Shortfall”), first, the Cash Consideration shall be reduced in an amount equal to the Cash Adjustment Amount (defined below), then, second, if necessary, the Stock Consideration shall be reduced to the Adjusted Stock Consideration (as defined below). “AJSB Adjusted Consolidated Stockholders’ Equity” shall be the consolidated stockholders’ equity of AJSB and all of its Subsidiaries determined in accordance with GAAP consistently applied for prior periods; provided that, (A) any accruals established by AJSB or expenses incurred by AJSB pursuant to Section 5.05; and (B) any change in AJSB’s accumulated other comprehensive income, whether upward or downward, from such amount at May 31, 2018, which the parties acknowledge to be $(945,150), until the measurement date; in each case incurred or to be incurred by AJSB through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the AJSB Adjusted Consolidated Stockholders’ Equity for purposes of this Section 2.02. All such excluded amounts also shall be determined in accordance with GAAP.

(b)    For purposes of this paragraph, “Cash Adjustment Amount” means the quotient obtained by dividing (1) the Equity Shortfall by, (2) the number of issued and outstanding shares of AJSB Common Stock as of immediately prior to the Effective Time (the “Closing Shares Amount”), rounded to the nearest tenth of a cent; provided that, the Cash Adjustment Amount shall be no greater than the Cash Consideration.

AGREEMENT AND PLAN OF MERGER	PAGE 4

(c)    For purposes of this paragraph, “Adjusted Stock Consideration” means the quotient obtained by dividing (1) the Adjusted Stock Price, by (2) the Average NWIN Closing Price.

As used in this Section 2.02(c), the following terms shall have the meanings indicated below:

(i)    “Adjusted Stock Price” means (A) the product of (1) the Stock Consideration, multiplied by (2) $43.36, minus (B) the quotient obtained by dividing (1) the Equity Shortfall remaining after the operation of Section 2.02(b) above, by (2) the Closing Shares Amount.

(i)    “Average NWIN Closing Price” means the volume weighted average closing price of a share of NWIN common stock (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the OTC Pink Marketplace for the 20 consecutive trading days immediately preceding the Effective Time.

2.03    Treatment of AJSB Equity Awards.

(a)    Stock Options. All outstanding options to purchase AJSB Common Stock granted under the AJS Bancorp, Inc. 2003 Stock Option Plan, as amended, or the AJS Bancorp, Inc. 2014 Equity Incentive Plan (collectively, the “AJSB Equity Plan”), whether or not vested (“AJSB Options”), shall be converted into the right to receive at the Effective Time, an amount of cash equal to $16.00 minus the per share exercise price for each share of AJSB Common Stock subject to an AJSB Option; provided that, there shall be withheld from such cash payment any taxes required to be withheld by applicable law. Such payment shall be made by AJSB immediately prior to the Effective Time. The Compensation Committee of AJSB shall take any required action under the AJSB Equity Plan regarding this treatment of the AJSB Options, and AJSB shall use its best efforts to obtain from all holders of an AJSB Option (including any AJSB Option which is underwater or out-of-the money) their agreement to the treatment of their options in the manner contemplated by this Section 2.03 on or before 30 days after the date of this Agreement (the “Conversion Deadline”) by executing and delivering to NWIN an agreement in the form of Exhibit 2.03 attached hereto (an “Option Cancellation Agreement”). AJSB shall amend the AJSB Equity Plan accordingly (or take such other action as is necessary to cause all outstanding AJSB Options to terminate as of the Effective Time) prior to the Effective Time. Each such AJSB Option shall be cancelled and cease to exist by virtue of such payment. Execution of an Option Cancellation Agreement shall not be a condition precedent to the consummation of the transactions contemplated herein.

(b)    Restricted Stock. At the Effective Time, each award of shares of AJSB Common Stock granted under the AJSB Equity Plan, whether or not vested, that is outstanding immediately prior to the Effective Time (an “AJSB Restricted Stock Award”) shall fully vest and be cancelled and be converted into the right to receive the Merger Consideration. NWIN shall issue the consideration described in this Section 2.03(b), less applicable tax withholdings, in the same manner as the Merger Consideration is delivered to other AJSB shareholders.

AGREEMENT AND PLAN OF MERGER	PAGE 5

2.04    Anti-Dilution Adjustments. If NWIN changes (or establishes a record date for changing) the number of shares of NWIN common stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding NWIN common stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted accordingly so that each shareholder of AJSB at the Effective Time shall receive, in the aggregate, such number of shares of NWIN common stock representing the same percentage of the outstanding shares of NWIN common stock that such shareholders would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.04 solely as a result of NWIN changing its cash dividend levels or issuing additional shares of NWIN common stock, provided it receives value for such shares or such shares are issued in connection with a NWIN employee benefit plan or similar plan.

2.05    No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of NWIN common stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, NWIN shall pay to each holder of AJSB Common Stock who otherwise would be entitled to a fractional share of NWIN common stock an amount in cash (without interest) determined by multiplying such fraction by the volume-weighted average of the daily closing sales prices of a share of NWIN’s common stock, rounded to the nearest cent, during the 15 consecutive trading days immediately preceding the second business day prior to the Closing Date.

2.06    Exchange Procedures.

(a)    NWIN shall appoint its transfer agent, Broadridge Corporate Issuer Solutions, Inc. (the “Exchange Agent”) as the exchange agent for the surrender of Old Certificates (as defined below) formerly representing AJSB Common Stock in exchange for the Merger Consideration.

(b)    At and after the Effective Time, each physical certificate or book-entry account statement evidencing outstanding shares of AJSB Common Stock (each, an “Old Certificate”) (other than the Exempt AJSB Stock) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement. No later than one business Day prior to the Closing Date, NWIN shall provide the Exchange Agent with authorization to issue a sufficient number of shares of NWIN common stock to be used to issue the aggregate Stock Consideration to holders of AJSB Common Stock, and deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate Cash Consideration payable to holders of AJSB Common Stock (together with cash for any fractional shares payable pursuant to Section 2.05).

(c)    As promptly as practicable after the Effective Time, but no later than five business days after the Effective Time (and provided AJSB has delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each holder of AJSB Common Stock a letter of transmittal providing instructions to the AJSB shareholder as to the transmittal to the Exchange Agent of the Old Certificates in exchange for the issuance of the Merger Consideration applicable thereto pursuant to the terms of this Agreement.

AGREEMENT AND PLAN OF MERGER	PAGE 6

(d)    NWIN shall cause a book-entry account statement representing that number of whole shares of NWIN common stock that each holder of AJSB Common Stock has the right to receive pursuant to Section 2.01 as the holder’s aggregate Stock Consideration and a check in the amount of such holder’s aggregate Cash Consideration, along with any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder as soon as reasonably practicable after the shareholder delivers to the Exchange Agent (or NWIN, as the case may be) the Old Certificates (or bond or other indemnity satisfactory to NWIN if any of such certificates are lost, stolen, or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance satisfactory to NWIN, and any other documents required by this Agreement or reasonably requested by NWIN or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder is entitled to receive pursuant to this Article II.

(e)    No dividends or other distributions on NWIN common stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of AJSB Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.06, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, that were previously payable with respect to shares of NWIN common stock such holder had the right to receive upon surrender of the Old Certificate(s).

(f)    The stock transfer books of AJSB shall be closed immediately at the Effective Time, and from and after the Effective Time there shall be no transfers on the stock transfer records of AJSB of any shares of AJSB Common Stock. If, after the Effective Time, Old Certificates are presented to NWIN, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.

(g)    NWIN shall be entitled to rely upon AJSB’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations, or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, NWIN shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by NWIN and thereafter be relieved from any and all liability with respect to any claims thereto.

(h)    If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by NWIN, the posting by such Person of a bond or other indemnity satisfactory to NWIN as indemnity against any claim that may be made against it with respect to such Old Certificate, NWIN will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.

AGREEMENT AND PLAN OF MERGER	PAGE 7

(i)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of AJSB Common Stock that are owned by NWIN (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of NWIN or other consideration shall be exchanged therefor.

(j)    Notwithstanding the foregoing, no party hereto, nor the Exchange Agent, shall be liable to any former holder of AJSB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(k)    If outstanding Old Certificates are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of, any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of NWIN (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Any former shareholder of AJSB who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on NWIN’s common stock deliverable in respect of each former share of AJSB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of AJSB Common Stock for any Merger Consideration properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF AJSB

On or prior to the date hereof, AJSB has delivered to NWIN a schedule (the “AJSB Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. However, for purposes of the AJSB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant, but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable NWIN to identify the items to which it applies.

For the purpose of this Agreement, and in relation to AJSB, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value, or business of AJSB and its Subsidiaries (as defined below in this introduction to Article III) taken as a whole, or (ii) would materially impair the ability of AJSB or any of its Subsidiaries to perform its obligations under this Agreement or

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any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided that, Material Adverse Effect on AJSB shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks, savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of NWIN or at the direction of NWIN, (d) the expenses incurred by AJSB and AJS Bank in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and the effect of compliance with this Agreement on the business, financial condition, or results of operations of AJSB and its Subsidiaries, (f) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices, or upon any military installation, equipment, or personnel of the United States, unless it uniquely affects AJSB or any of its Subsidiaries, taken as a whole, and (g) any changes in general economic or capital market conditions affecting banks, savings associations and their holding companies generally, including, without limitation, changes in interest rates.

For the purpose of this Agreement, and in relation to AJSB and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of AJSB and AJS Bank, after due inquiry, who are listed on Section 3.0 of the AJSB Disclosure Schedule. Additionally, for the purpose of this Agreement, and in relation to AJSB, its “Subsidiaries” shall mean any entity which is required to be consolidated with AJSB for financial reporting purposes pursuant to GAAP.

Accordingly, AJSB represents and warrants to NWIN as follows, except as set forth in the AJSB Disclosure Schedule:

3.01    Organization and Authority.

(a)    AJSB is a corporation duly organized, validly existing, and in good standing under the laws of the state of Maryland and is a registered savings and loan holding company under the HOLA. AJSB has full corporate power and authority to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. AJSB has previously provided NWIN with a complete list of its Subsidiaries. Except for AJS Bank and as provided in Section 3.01(a) of the AJSB Disclosure Schedule, AJSB owns directly no voting stock or equity securities of any corporation, partnership, association, or other entity.

(b)    AJS Bank is a federally chartered savings bank existing under the laws of the United States of America. AJS Bank has full corporate power and authority to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in Section 3.01(b) of the AJSB Disclosure Schedule, no Subsidiary owns voting stock or equity securities of any corporation, partnership, association, or other entity.

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3.02    Authorization.

(a)    AJSB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. This Agreement and its execution and delivery by AJSB have been duly authorized and approved by the Board of Directors of AJSB and, assuming due execution and delivery by NWIN, constitutes a valid and binding obligation of AJSB, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)    Neither the execution of this Agreement nor the consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of AJSB or the charter documents of any of AJSB’s Subsidiaries; (ii) conflicts with or violates any applicable local, state, federal or foreign law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which AJSB or any of its Subsidiaries is a party or by which AJSB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than NWIN) or any other adverse interest, upon any right, property or asset of AJSB or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which AJSB or any of its Subsidiaries is bound or with respect to which AJSB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits except for such conflicts, breaches, defaults, notices, consent, liens, charges, claims, encumbrances, security interests, adverse interests, terminations, accelerations, amendments, modifications or refusals to perform under (iii), (iv) or (v) of this Section 3.02(b) that, either individually or in the aggregate, will not have a Material Adverse Effect on AJSB.

(c)    Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by, or consent, authorization, or approval of any governmental agency or body is necessary for consummation of the Merger by AJSB.

3.03    Capitalization.

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(a)    As of the date of this Agreement, the authorized capital stock of AJSB consists of (i) 100.0 million shares of AJSB Common Stock, $0.01 par value per share, 2,149,860 shares of which are issued and outstanding (including 80,039 allocated shares of AJSB Common Stock and 92,979 unallocated shares of AJSB Common Stock held by the Bank ESOP (as defined in Section 3.15(k) (as of July 30, 2018); and 16,660 shares granted pursuant to unvested AJSB Restricted Stock Awards), and (ii) 50.0 million shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. As of the date of this Agreement, and as described in Section 3.03(a) of the AJSB Disclosure Schedule, there are AJSB Options to purchase 101,132 shares of AJSB Common Stock, of which 79,096 are vested and 22,036 are unvested, and issuable as shares of AJSB Common Stock. As of the date of this Agreement, the AJSB Options have a weighted average exercise price of $12.39 per share. Such issued and outstanding shares of AJSB Common Stock and the shares underlying the AJSB Options have been duly and validly authorized by all necessary corporate action of AJSB, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any pre-emptive rights. AJSB has no capital stock authorized, issued, or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of AJSB Common Stock is entitled to one vote per share.

(b)    Except as set forth in Section 3.03(b) of the AJSB Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of AJSB are owned by AJSB, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options, and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c)    Other than the AJSB Options and except as set forth in Section 3.03(c) of the AJSB Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements, or subscription rights relating to any shares of capital stock of AJSB (whether outstanding or to be issued), or any shares of capital stock of AJSB’s Subsidiaries (whether outstanding or to be issued), or any securities convertible into or representing the right to purchase or otherwise acquire any common stock, preferred stock, or debt securities of AJSB or its Subsidiaries, by which AJSB is or may become bound or may, or is required to, issue any additional securities of AJSB or any Subsidiary. Except for the withholding of shares to satisfy tax obligations in connection with the vesting of AJSB Restricted Stock or the exercise of AJSB Options, AJSB does not have any outstanding contractual or other obligation to repurchase, redeem, or otherwise acquire any of the issued and outstanding shares of AJSB Common Stock. AJSB is not a party to any voting trusts, voting arrangements, buy-sell agreements, or similar arrangements affecting the capital stock of AJSB or its Subsidiaries.

(d)    Except as set forth in Section 3.03(d) of the AJSB Disclosure Schedule, AJSB has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of AJSB Common Stock.

3.04    Organizational Documents. The Articles of Incorporation and Bylaws of AJSB and any similar governing documents for each of AJSB’s Subsidiaries, representing true, accurate, and complete copies of such corporate documents in effect as of the date of this Agreement, and have previously been delivered to NWIN.

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3.05    Compliance with Law.

(a)    None of AJSB or any of its Subsidiaries is currently in violation of, and during the preceding five years, none has been in violation of, any applicable local, state, federal, or foreign law, statute, regulation, rule, ordinance, order, restriction, or requirement, and none is in violation of any order, injunction, judgment, writ, or decree of any court or government agency or body (collectively, the “Law”), except where such violation would not have a Material Adverse Effect on AJSB. AJSB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on AJSB, and such licenses, franchises, permits, certificates, and authorizations are transferable (to the extent required) to NWIN at the Effective Time without any material restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b)    Section 3.05(b) of the AJSB Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (vice presidents and higher) and directors of AJSB who have outstanding loans from AJSB or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(c)    Since AJSB’s incorporation in 2013, to its knowledge, AJSB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(d)    All of the existing offices and branches of AJS Bank have been legally authorized and established in accordance with all applicable federal, state, and local Laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements except such as would not have a Material Adverse Effect on AJSB. AJS Bank has no approved but unopened offices or branches.

3.06    Accuracy of Information Provided to NWIN. AJSB agrees that the information concerning AJSB or any of its Subsidiaries that is provided or to be provided by AJSB to NWIN for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02(a)), and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the AJSB Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any

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proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, AJSB shall have no responsibility for the truth or accuracy of any information with respect to NWIN or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental entity.

3.07    Litigation and Pending Proceedings.

(a)    Except for lawsuits described in Section 3.07(a) of the AJSB Disclosure Schedule and lawsuits involving collection of delinquent accounts, there are no material claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to the knowledge of AJSB threatened, against AJSB or any of its Subsidiaries, in any court or before any government agency or authority, arbitration panel or otherwise which, if determined adversely to AJSB or any of its Subsidiaries, would have a Material Adverse Effect on AJSB.

(b)    Neither AJSB nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority except in the ordinary course of business regarding customer and fiduciary accounts; (ii) presently charged with or under governmental investigation with respect to any actual or alleged violations of any Law, statute, rule, regulation, or ordinance (other than immaterial violations raised as part of examinations by banking regulators in the ordinary course of operating a banking business); or (iii) the subject of any pending or, to the knowledge of AJSB, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

3.08    Financial Statements and Reports.

(a)    AJSB has delivered to NWIN copies of the following financial statements and reports of AJSB and its Subsidiaries, including the notes thereto (collectively, the “AJSB Financial Statements”):

(i)    consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of AJSB as of and for the fiscal years ended December 31, 2015, 2016 and 2017;

(ii)    unaudited interim consolidated financial statements of AJSB as of and for the three and six months ended June 30, 2018; and

(iii)    Call Reports for AJS Bank for the periods ending on December 31, 2015, 2016, and 2017, and June 30, 2018 (the “Call Reports”).

(b)    The AJSB financial statements described in clauses (i) and (ii) above present fairly in all material respects the consolidated financial position of AJSB as of and at the dates shown and the consolidated results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of AJSB and its Subsidiaries. The AJSB Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

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(c)    Since June 30, 2018 on a consolidated basis, AJSB and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.09    Material Contracts.

(a)    As of the date of this Agreement, and except as disclosed in Section 3.09(a) of the AJSB Disclosure Schedule, neither AJSB nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under the following material contracts (collectively, the “Material Contracts”):

(i)    any contract relating to the borrowing of money in excess of $100,000 by AJSB or any of its Subsidiaries or the guarantee by AJSB or any of its Subsidiaries of any such obligation (other than FHLB advances, contracts pertaining to fully-secured repurchase agreements, bankers’ acceptances and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business);

(ii)    any contract containing covenants that limit the ability of AJSB or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, AJSB or any of its Subsidiaries may carry on its business (other than as may be required by Law (as defined in Section 3.05(a)) or any Governmental Authority (as defined in Section 5.13)), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract;

(iii)    any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to AJSB or any of its Subsidiaries;

(iv)    any contract deemed material by AJSB or AJS Bank for the continued operations of AJSB and/or AJS Bank by NWIN or any of its Subsidiaries after the Effective Time;

(v)    any lease of real or personal property providing for total aggregate lease payments by or to AJSB or its Subsidiaries during the remaining term of the agreement in excess of $100,000 or having a remaining term in excess of two years, other than financing leases entered into in the ordinary course of business in which AJSB or any of its Subsidiaries is the lessor;

(vi)    any contract that involves total aggregate expenditures or receipts by AJSB or any of its Subsidiaries in excess of $100,000 during the remaining term of the agreement or having a remaining term in excess of two years, excluding agreements relating to loans and deposits with AJS Bank customers; or

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(vii)    each material licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including software agreements and including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of its intellectual property.

(b)    With respect to each of AJSB’s Material Contracts: (i) each such Material Contract is in full force and effect (subject to subsection (iv) below); (ii) neither AJSB nor any of its Subsidiaries is in material default thereunder, as such term or concept is defined in each such Material Contract; (iii) neither AJSB nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; (iv) to AJSB’s knowledge, no other party to any such Material Contract is in default; and (v) each such Material Contract is listed in Section 3.09(a) of the AJSB Disclosure Schedule and a true and complete copy of each has been previously delivered to NWIN.

(c)    Neither AJSB nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for AJSB’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10    Absence of Undisclosed Liabilities. Except (i) as provided in the AJSB Financial Statements; (ii) for unfunded loan commitments and obligations on letters of credit to customers of AJSB’s Subsidiaries made in the ordinary course of business; (iii) for trade payables incurred in the ordinary course of business; (iv) for the transactions contemplated by this Agreement and (v) any other transactions which would not result in a material liability, none of AJSB or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license made outside of the ordinary course of business except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases, or licenses would not have a Material Adverse Effect on AJSB, nor, to AJSB’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of AJSB or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on AJSB.

3.11    Title to Properties.

(a)    Section 3.11(a) of the AJSB Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by AJSB or any Subsidiary. AJSB or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all personal property reflected in the AJSB Financial Statements as of June 30, 2018, other than personal property disposed of in the ordinary course of business since June 30, 2018; the right to use by valid and enforceable written lease or contract all other real property which AJSB or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or

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contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since June 30, 2018. All of such owned properties and assets are owned by AJSB or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties, or encumbrances of any nature except: (i) as set forth in Section 3.11(a) of the AJSB Disclosure Schedule; (ii) as specifically noted in reasonable detail in the AJSB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens and other matters of record, imperfections of title and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by AJSB or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. All such properties also comply in all material respects with all applicable private agreements, zoning requirements and other governmental Laws and regulations relating thereto, and there are no condemnation proceedings pending or, to the knowledge of AJSB, threatened with respect to such properties. All real property, machinery, equipment, furniture and fixtures owned or leased by AJSB or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b)    After the date hereof, NWIN shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by AJSB or its Subsidiaries and shall promptly after receipt provide copies of such commitments and surveys to AJSB. Within 30 days after NWIN’s receipt of such surveys and title commitments, NWIN shall notify AJSB of any objections to any exceptions, conditions, or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions, and exceptions existing on the real estate owned or leased by AJSB as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. Within ten days after receipt of such written notice of Unpermitted Exceptions from NWIN, AJSB shall commence using its best efforts to cure any such Unpermitted Exceptions to the reasonable satisfaction of NWIN prior to the Closing. If AJSB agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of NWIN prior to the Closing, or does not agree to do so, NWIN may either: (i) waive the uncured Unpermitted Exceptions; or (ii) reduce the AJSB Adjusted Consolidated Stockholders’ Equity by the amount NWIN and AJSB reasonably determine will be required to remove or cure the Unpermitted Exceptions (or provide a reasonable alternative thereto).

(c)    With respect to all real property presently or formerly owned, leased, or used by AJSB or any of its Subsidiaries, AJSB, its Subsidiaries, and, to AJSB’s knowledge, each of the

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prior owners, have conducted their respective business in material compliance with all applicable federal, state, county, and municipal Laws, statutes, regulations, rules, ordinances, orders, directives, restrictions, and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants, or storm water or process waste water, or otherwise relating to the environment, air, water, soil, or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal, or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service, and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of AJSB, threatened claims, actions, or proceedings by any local municipality, sewage district, or other governmental entity against AJSB or any of its Subsidiaries with respect to the Environmental Laws, and, to AJSB’s knowledge, there is no reasonable basis or grounds for any such claim, action, or proceeding. No environmental clearances are required for the conduct of the business of AJSB or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Neither AJSB nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled, or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither AJSB nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12    Loans and Investments.

(a)    Section 3.12(a) of the AJSB Disclosure Schedule contains (i) a list of each loan by AJS Bank that has been classified by regulatory examiners or management as “Special Mention Loans,” “Substandard,” “Doubtful,” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of June 30, 2018; (ii) the most recent loan watch list of AJS Bank and a list of all loans which have been determined to be 30 days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring (“TDR”) loans; and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(a)(iv) of this Agreement. AJSB and AJS Bank have not sold, purchased, or entered into any loan participation arrangement which was outstanding at June 30, 2018, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Section 3.12(a) of the AJSB Disclosure Schedule also contains a true, accurate, and complete list of all loans in which AJS Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against AJS Bank.

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(b)    All loans reflected in the AJSB Financial Statements as of June 30, 2018 and which have been made, extended, renewed, restructured, approved, amended, or acquired since June 30, 2018: (i) have been made for good, valuable, and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid, and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other Laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments, or other evidences of indebtedness which are true, genuine, and what they purport to be in all material respects; and (iv) are secured by perfected security interests or recorded mortgages naming AJS Bank as the secured party or mortgagee (unless by written agreement to the contrary).

(c)    The allowance for loan and lease losses and the carrying value for OREO which are shown on the AJSB Financial Statements are, in the judgment of management of AJSB, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and OREO as of the respective dates.

(d)    None of the investments reflected in the AJSB Financial Statements as of and for the six months ended June 30, 2018, and none of the investments made by any Subsidiary of AJSB since June 30, 2018, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither AJSB nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by AJSB and AJS Bank, as reflected in the latest balance sheet in the AJSB Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by AJSB and AJS Bank, as reflected in the latest balance sheet in the AJSB Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.

3.13    Indebtedness. Except (i) as set forth in Section 3.13 of the AJSB Disclosure Schedule, (ii) as set forth in the AJSB Financial Statements, and (iii) except for customer deposits and ordinary trade payables and FHLB advances, neither AJSB nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.14    No Shareholder Rights Plan. Except for provisions of AJSB’s articles of incorporation and bylaws, there is no Antitakeover Provision applicable to AJSB, AJS Bank, this

AGREEMENT AND PLAN OF MERGER	PAGE 18

Agreement, or any transactions contemplated hereunder, including the Merger. For purposes of this Agreement, “Antitakeover Provision” means (i) any “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder,” “affiliate transactions,” or similar provision of any antitakeover Laws and regulations of the State of Maryland, including the provisions of the MGCL applicable to AJSB; or (ii) any outstanding shareholder rights plan, provision of AJSB’s articles of incorporation or bylaws, or any other plan, program, or agreement involving, restricting, prohibiting, or discouraging a change in control or merger of AJSB or which reasonably could be considered an anti-takeover mechanism.

3.15    Employee Benefit Plans.

(a)    With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which AJSB is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with AJSB under Code Section 414(c), and all other entities which together with AJSB are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which AJSB or any ERISA Affiliate participates as a participating employer, or to which AJSB or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of AJSB or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2012 (individually, an “AJSB Plan” and collectively, the “AJSB Plans”), AJSB represents and warrants, each current or frozen AJSB Plan is set forth in Section 3.15(a) of the AJSB Disclosure Schedule, and except as set forth in Section 3.15(a) of the AJSB Disclosure Schedule:

(i)    All such AJSB Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders, and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii)    All AJSB Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which AJSB may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii)    All AJSB Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been drafted and operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005. Neither AJSB nor any ERISA Affiliate has any contractual obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

AGREEMENT AND PLAN OF MERGER	PAGE 19

(iv)    All AJSB Options were granted with a per share exercise price that was not less than the “fair market value” of AJSB Common Stock on the date of such grant, as determined in accordance with the terms of the applicable AJSB Plan. All AJSB Options and AJSB Restricted Stock Awards have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation, or inquiry by any governmental agency or authority or by AJSB (directly or indirectly) with respect to AJSB’s stock option or restricted stock granting practices or other equity compensation practices.

(v)    Section 3.15(a)(v) of the AJSB Disclosure Schedule sets forth and describes the holdings of all AJSB Plans (and related trusts) that hold any stock or other securities of AJSB and all AJSB Plans that allow for the granting of any awards over or with respect to any stock or other securities of AJSB.

(vi)    Neither AJSB, an ERISA Affiliate, nor, to the knowledge of AJSB, any other fiduciary as defined in ERISA Section 3(21)(A) of an AJSB Plan has engaged in any transaction that may subject AJSB, any ERISA Affiliate, or any AJSB Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes, additional taxes, penalties or interest under Code Section 4971, 4975, 4976, 4977, 4979, 4980B, or 4980H.

(vii)    All obligations required to be performed by AJSB or any ERISA Affiliate under any provision of any AJSB Plan have been performed by it in all material respects, and AJSB has contributed and has timely paid all amounts accrued and premiums due with respect to the AJSB Plans, and neither AJSB nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any AJSB Plan.

(viii)    All required reports and descriptions for the AJSB Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all AJSB Plans have been proper as to form and timely given.

(ix)    No event has occurred with respect to AJSB or, to the knowledge of AJSB, with respect to any other fiduciary which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any AJSB Plan.

(x)    There are no examinations, audits, enforcement actions, or proceedings, or any other investigations, pending or threatened by any governmental agency involving any AJSB Plan.

(xi)    There are no actions, suits, proceedings, or claims pending (other than routine claims by individual AJSB Plan participants or beneficiaries for benefits) or threatened against AJSB or any ERISA Affiliate in connection with any AJSB Plan or the assets of any AJSB Plan.

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(xii)    Except as provided in Section 3.15(a)(xii) of the AJSB Disclosure Schedule, any AJSB Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by AJSB and its ERISA Affiliates.

(b)    AJSB has provided or made available to NWIN true, accurate, and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following AJSB Plans, as applicable:

(i)    All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share, and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);

(ii)    All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining, agreements, arrangements, or understandings;

(iii)    All current executive and other incentive compensation plans, programs and agreements;

(iv)    All current group insurance, medical, and prescription drug arrangements, policies, or plans;

(v)    All other current incentive, welfare, or employee benefit plans, understandings, arrangements, or agreements, maintained, or sponsored, participated in, or contributed to by AJSB for its current or former directors, officers, or employees;

(vi)    All reports filed with the Internal Revenue Service or the Department within the preceding three years by AJSB or any ERISA Affiliate with respect to any AJSB Plan;

(vii)    All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(viii)    Valuations or allocation reports, and plan asset statements for any AJSB Plans as of the most recent allocation and valuation dates, or plan asset statement dates.

(c)    Except as disclosed in Section 3.15(c) of the AJSB Disclosure Schedule, no current or former director, officer, or employee of AJSB or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any AJSB Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with AJSB or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is an AJSB Plan maintained by AJSB or an ERISA Affiliate.

AGREEMENT AND PLAN OF MERGER	PAGE 21

(d)    With respect to all AJSB Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by AJSB or any ERISA Affiliate, to the knowledge of AJSB, no director, officer, employee, or agent of AJSB or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on AJSB or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by AJSB or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e)    Except as disclosed in Section 3.15(e) of the AJSB Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon AJSB or any ERISA Affiliate, and no such agreement, commitment, understanding, or plan is under discussion or negotiation by management with any employee or group of employees, any member of management, or any other Person.

(f)    No Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by AJSB or any ERISA Affiliate.

(g)    Except as contemplated in this Agreement or as disclosed in Section 3.15(g) of the AJSB Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement (either alone or in conjunction with another event or events).

(h)    In the past ten (10) years, and to the knowledge of AJSB for any period prior to the past ten (10) years, no AJSB Plan is, and neither AJSB nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to, or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither AJSB nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(i)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time, or other events combined with the transactions contemplated by this Agreement) AJSB, its ERISA Affiliates, and their respective successors will not be obligated to make a payment that would be characterized as an “excess

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parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G, and no payments will trigger any excise taxes or penalties under Code Section 280G or 4999. Section 3.15(i) of the AJSB Disclosure Schedule includes a schedule of the termination benefits that are or may be subject to Code Section 280G that would be payable to, or accelerated with respect to, the individual thereon under any AJSB Plan for the benefit of executive officers and other disqualified individuals as defined in Code Section 280G assuming their employment or service is terminated without cause on December 31, 2018 and the Effective Time occurs on such date, and based on the assumptions specified in Section 3.15(i) of the AJSB Disclosure Schedule.

(j)    Except as contemplated by this Agreement, neither AJSB nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement, or arrangement, or to modify or change in any material way any AJSB Plans.

(k)    With respect to the AJS Bank ESOP:

(i)    The AJSB Compensation Committee (the “ESOP Committee”) has the authority to take all actions and provide such direction as contemplated by this Agreement.

(ii)    No event of default has occurred or presently exists under the ESOP Term Loan Agreement dated October 9, 2013, by and between the Bank ESOP and AJSB (the “ESOP Loan Agreement”), the Term Note dated October 9, 2013 issued by the AJS Bank ESOP (the “Exempt Note”), or the Pledge and Security Agreement dated October 9, 2013, by and between the AJS Bank ESOP and AJSB (the “ESOP Pledge Agreement”) (the ESOP Loan Agreement, Exempt Note, and ESOP Pledge Agreement referred to collectively as the “ESOP Loan Documents”).

(iii)    The AJS Bank ESOP has the right under the ESOP Loan Agreement to prepay at any time the principal amount of the Exempt Note without penalty and subject only to payment of accrued interest through the date of prepayment, as contemplated by Section 5.16(c).

(iv)    The AJS Bank ESOP is now and has been at all times since its inception a qualified employee stock ownership plan within the meaning of Code Section 4975(e)(7).

(v)    All shares of AJSB Common Stock owned by the AJS Bank ESOP are and have at all times constituted “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA.

(vi)    Except for the Indebtedness under the ESOP Loan Documents, there is no existing Indebtedness of the Bank ESOP, AJSB, or AJS Bank relating to the AJS Bank ESOP.

(vii)    The ESOP Trustee (as defined in Section 5.16(e)) has been duly and properly appointed and granted full authority to act as trustee of the AJS Bank ESOP and exercise trust powers thereunder and in accordance with the Trust Agreement between the ESOP Trustee and the AJS Bank dated December 26, 2001.

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(l)    Except for the AJS Bank ESOP, neither AJSB nor AJS Bank maintains or sponsors any defined contribution tax-qualified retirement plan subject to Section 401(a) of the Code. The AJ Smith Federal Savings Bank Employees Profit Sharing Plan (the “AJS Bank 401(k) Plan”) was terminated effective as of August 16, 2016. In connection with the termination of the AJS Bank 401(k) Plan, AJSB filed an IRS Form 5310 application and, in response thereto, on May 24, 2017, AJSB received a favorable determination letter from the Internal Revenue Service regarding the tax qualified status of the AJS Bank 401(k) Plan upon its termination. The remaining account balances in the AJS Bank 401(k) Plan either have been distributed to participants and beneficiaries or transferred to eligible tax qualified retirement plans or individual retirement accounts, as directed by the participants or beneficiaries of the AJS Bank 401(k) Plan.

3.16    Labor and Employment Matters. AJSB is and has been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes. To the knowledge of AJSB, no employee with annual compensation of $50,000 or more plans to terminate his or her employment with AJSB or any Subsidiary. Within the past three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of AJSB, threatened, any labor dispute, work stoppage, labor strike, or lockout against AJSB. No employee of AJSB or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To AJSB’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on the AJSB Disclosure Schedule 3.16, no employee or independent contractor of AJSB or any of its Subsidiaries is a party to any employment agreement, confidentiality, non-disclosure or proprietary information agreement, non-compete agreement, non-solicitation agreement or any similar agreement with AJSB or any of its Subsidiaries (the “Employee Agreements”), and neither AJSB, any Subsidiary or any employee or independent contractor is in violation of any such Employee Agreement. AJSB is in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.

3.17    Obligations to Employees. All material obligations and liabilities of and all payments by AJSB or any ERISA Affiliate and all AJSB Plans, whether arising by operation of law, by contract, or by past custom, for payments to trusts or other funds, to any government agency or authority, or to any present or former director, officer, employee, or agent (or his or her heirs, legatees, or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract, or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by AJSB or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) AJSB Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance, or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.17 are correctly and accurately reflected and accounted for in the AJSB Financial Statements and the books, statements, and records of AJSB.

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3.18    Taxes, Returns, and Reports. Each of AJSB and its Subsidiaries has since January 1, 2013 (a) duly and timely filed (or extended before its due date) all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets; unless being contested in good faith and (c) not requested an extension of time for any such payments (which extension is still in force) other than as permitted under clause (a) above. AJSB has established, and shall establish in the Subsequent AJSB Financial Statements (as defined in Section 5.11), in accordance with GAAP, a reserve for taxes in the AJSB Financial Statements adequate to cover all of AJSB’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes, and withholding, and franchise fees) for the periods then ending. Neither AJSB nor any of its Subsidiaries has, nor to their knowledge will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent AJSB Financial Statements (as defined in Section 5.11) or as accrued or reserved for on the books and records of AJSB or its Subsidiaries. Neither AJSB nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth in Section 3.18 of the AJSB Disclosure Schedule, no federal, state, or local tax returns of AJSB or any of its Subsidiaries have been audited by any taxing authority during the past five years.

3.19    Deposit Insurance. The deposits of AJS Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and AJSB or AJS Bank has paid, prepaid, or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.20    Insurance. Section 3.20 of the AJSB Disclosure Schedule contains a true, accurate and complete list of all material policies of insurance, self-insured arrangements, and pooled or shared risk arrangements (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, bankers’ blanket bond for third-party mortgage brokers, property and casualty insurance, group health or hospitalization insurance, and insurance providing benefits for employees) owned, held, or participated in by AJSB or any of its Subsidiaries on the date hereof or with respect to which AJSB or any of its Subsidiaries pays any premiums. All of the aforementioned policies and arrangements are in full force and effect and all premiums due thereon have been paid when due.

3.21    Books and Records. The books of account, minute books, stock record books, and other records of AJSB and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the AJSB’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of AJSB and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of AJSB and its Subsidiaries.

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3.22    Broker’s, Finder’s, or Other Fees. Except for reasonable fees and expenses of AJSB’s attorneys and accountants and the contractually-agreed fees and expenses of Keefe, Bruyette & Woods, Inc. (“KBW”), AJSB’s financial advisor with respect to this Agreement under the agreement identified on Section 3.22 of the AJSB Disclosure Schedule, all of which shall be paid or accrued by AJSB at or prior to the Effective Time, no agent, broker, or other Person acting on behalf of AJSB or any of its Subsidiaries or under any authority of AJSB or any of its Subsidiaries is or shall be entitled to any commission, broker’s, or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

3.23    Interim Events. Except as otherwise permitted hereunder or disclosed in Section 3.23 of the AJSB Disclosure Schedule, since June 30, 2018, neither AJSB nor any of its Subsidiaries has:

(a)    Experienced any events, changes, developments, or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on AJSB;

(b)    Suffered any damage, destruction, or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;

(c)    Declared, distributed, or paid any dividend or other distribution to its shareholders, except for the payment of dividends as permitted by Section 5.03(a)(ii) hereof;

(d)    Repurchased, redeemed, or otherwise acquired shares of its common stock (other than the withholding of shares to satisfy tax obligations in connection with the vesting of AJSB Restricted Stock or the exercise of AJSB Options), issued any shares of its common stock or stock appreciation rights, or sold or agreed to issue or sell any shares of its common stock (excluding the exercise of any stock option), including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize, or split its stock;

(e)    Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance, or other welfare benefit plan or agreement to employees, officers, or directors of AJSB or a Subsidiary, except in the ordinary course of business;

(f)    Increased the salary of (or granted any bonus to) any director, officer, or employee, except for normal increases (and bonuses) of not more than 3% of such individual’s compensation in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement, or understanding with any officer or employee, or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing, or other similar plan or arrangement;

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(g)    Leased, sold, or otherwise disposed of any of its assets except in the ordinary course of business, or leased, purchased, or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)    Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated, or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate AJSB or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock, or acquired or agreed to acquire any stock, equity interest, assets, or business of any third party;

(i)    Except for this Agreement, incurred, assumed, or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)    Mortgaged, pledged, or subjected to a lien, security interest, option, or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by AJS Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k)    Canceled, released, or compromised any loan, debt, obligation, claim, or receivable other than in the ordinary course of business;

(l)    Except for this Agreement, entered into any transaction, contract, or commitment other than in the ordinary course of business;

(m)    Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;

(n)    Amended their articles of incorporation, charter, or bylaws or adopted any resolutions by their board of directors or shareholders with respect to the same; or

(o)    Conducted its respective business in any manner other than substantially as it was being conducted prior to June  30, 2018.

3.24    Insider Transactions. Except as set forth in Section 3.24 of the AJSB Disclosure Schedule, during the preceding three years, no officer or director of AJSB or any of its Subsidiaries, or any member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director, has currently, or has had during such time period, any direct or indirect interest in any property, assets, business, or right which is owned, leased, held, or used by AJSB or any Subsidiary or in any liability, obligation, or indebtedness of AJSB or any Subsidiary, except for deposits of AJS Bank, securities issued by AJSB, and interests in compensatory arrangements.

3.25    Indemnification Agreements.

(a)    Neither AJSB nor any of its Subsidiaries is a party to any indemnification, indemnity, or reimbursement agreement, contract, commitment, or understanding to indemnify

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any present or former director, officer, employee, shareholder, or agent against liability, or hold the same harmless from liability, other than as expressly provided in the Articles of Incorporation or Bylaws of AJSB or the charter documents of a Subsidiary.

(b)    During the preceding five years, no claims have been made against or filed with AJSB or any of its Subsidiaries nor have any claims been, to the knowledge of AJSB, threatened against AJSB or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee, or agent of AJSB or any of its Subsidiaries.

3.26    Shareholder Approval. The affirmative vote of the holders of a majority of the shares of the AJSB Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

3.27    Intellectual Property.

(a)    AJSB and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.27(g)) that is used by AJSB or its Subsidiaries in their respective businesses as currently conducted. Neither AJSB nor any of its Subsidiaries has (i) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party, or (ii) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b)    AJSB and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding five years. There is no claim asserted or, to the knowledge of AJSB, threatened against AJSB and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property.

(c)    To AJSB’s knowledge, no third party has infringed, misappropriated, or otherwise violated AJSB or its Subsidiaries’ Intellectual Property rights during the preceding five years. There are no claims asserted or threatened by AJSB or its Subsidiaries, nor has AJSB or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes, or otherwise harms any of their Intellectual Property rights.

(d)    To the extent AJSB has designated any of its information, materials, or processes a trade secret, AJSB and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them.

(e)    None of the AJSB Software (as defined in Section 3.27(g) below): (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Software or any system containing or used in conjunction with such Software (collectively, “Defective Code”) that has not been patched and fixed by the Software provider and installed and applied by AJSB and its Subsidiaries; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software or system or, in the case of (i) and (ii), would not have a Material Adverse Effect on AJSB.

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(f)    No AJSB Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding, in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent (collectively, “Malicious Code”), which in the case of (i) and (ii) has not been patched or fixed by the AJSB Software provider and installed and applied by AJSB and its Subsidiaries or would not have a Material Adverse Effect on AJSB.

(g)    For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, AJSB Software, and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights. For purposes of this Agreement, “AJSB Software” means all computer software owned by or used in the business of AJSB or any of its Subsidiaries, including source code, executable code, firmware, systems, tools (including business development tools and design tools), assemblers, applets, compilers, user interfaces, binaries, data, databases, and other collections of data in any form or format, however fixed, and all documentation relating thereto.

3.28    Information Technology. The computers, AJSB Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, repair and refurbishment equipment, and all other information technology equipment owned, used, or held for use by AJSB or any of its Subsidiaries (collectively, the “AJSB IT Assets”) (i) operate and perform, in all material respects, in accordance with their documentation and functional specifications and otherwise as required for the conduct of AJSB’s and its Subsidiaries’ businesses, and have not materially malfunctioned or failed within the past three years; and (ii) do not contain any Defective Code, Malicious Code, or open source code, other than any such Defective Code, Malicious Code, or open source code which does not have a Material Adverse Effect on AJSB. AJSB and its Subsidiaries take reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity, and security of the AJSB IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, including but not limited to: (A) the use of encryption technology; and (B) the implementation of a security plan which (x) identifies within a reasonably prompt period of time any and all external risks to the security of AJSB’s and/or its Subsidiaries’ confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. AJSB and its Subsidiaries have achieved a “baseline” maturity level in all domains according to the Federal Financial Institutions Examination Council Cybersecurity Assessment Tool. AJSB has implemented reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a reasonable business continuity plan, in each case

AGREEMENT AND PLAN OF MERGER	PAGE 29

consistent with banking industry practices. No claims are pending or threatened in writing against AJSB or any of its Subsidiaries alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information other than violations that, individually or in the aggregate, would not have a Material Adverse Effect on AJSB.

3.29    Community Reinvestment Act. AJS Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.30    Bank Secrecy and Anti-Money Laundering Compliance. Since January 1, 2015, neither AJSB nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). AJSB and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of AJSB and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against AJSB or its Subsidiaries under any BSA/AML Law that, if determined adversely to AJSB or its Subsidiaries, could reasonably be expected to adversely affect AJSB or its Subsidiaries.

3.31    Agreements with Regulatory Agencies. Except as set forth in Section 3.31 of the AJSB Disclosure Schedule, neither AJSB nor any of its Subsidiaries is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five years, a recipient of any supervisory letter from, or, during the preceding five years, has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (a “AJSB Regulatory Agreement”), nor has AJSB or any of its Subsidiaries been advised, during the preceding five years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such AJSB Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of AJSB or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to AJSB or any of its Subsidiaries.

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3.32    Approval Delays. To AJSB’s knowledge, as of the date hereof, there is no reason why the granting of any of the Regulatory Approvals (as defined in Section 7.01(e)) would be denied or unduly delayed.

3.33    Internal Controls. AJSB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three years, (i) through the date hereof, neither AJSB nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of AJSB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that AJSB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing AJSB or any of its Subsidiaries, whether or not employed by AJSB or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by AJSB or any of its officers, directors, employees, or agents to the Board of Directors of AJSB or any committee thereof or to any director or officer of AJSB.

3.34    Fiduciary Accounts. AJSB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment adviser, in accordance with the terms of the governing documents and applicable Laws and regulations. Neither AJSB nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, has committed any breach of trust, to AJSB’s knowledge, with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.35    Fairness Opinion. The board of directors of AJSB has received an opinion from KBW, which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date, to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations and qualifications set forth therein, the Merger Consideration to be received by the common stockholders of AJSB pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.36    Antitakeover Provisions Inapplicable. The transactions contemplated by this Agreement are not subject to the requirements of any Antitakeover Provisions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF NWIN

On or prior to the date hereof, NWIN has delivered to AJSB a schedule (the “NWIN Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this

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Article IV or to one or more of its covenants contained in Article V or Article VI. However, for purposes of the NWIN Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant, but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable AJSB to identify the items to which it applies.

For the purpose of this Agreement, and in relation to NWIN and its Subsidiaries (as defined in this introduction to Article IV), a “Material Adverse Effect on NWIN” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value, or business of NWIN and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of NWIN or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided that, Material Adverse Effect on NWIN shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks, savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and the effect of compliance with this Agreement on the business, financial condition, or results of operations of NWIN and its Subsidiaries, (d) the expenses incurred by NWIN and Peoples Bank in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States, unless it uniquely affects NWIN or any of its Subsidiaries, taken as a whole, and (f) any changes in general economic or capital market conditions affecting banks, savings associations and their holding companies generally, including, without limitation, changes in interest rates; provided further that, in no event shall a change in the trading price of the shares of NWIN common stock, by itself, be considered to constitute a Material Adverse Effect on NWIN and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying or caused by such decline has resulted in a Material Adverse Effect).

For the purpose of this Agreement, and in relation to NWIN and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of NWIN and Peoples Bank, after due inquiry who are listed on Section 4.0 of the NWIN Disclosure Schedule. Additionally, for the purpose of this Agreement, and in relation to NWIN, its “Subsidiaries” shall mean any entity which is required to be consolidated with NWIN for financial reporting purposes pursuant to GAAP.

Accordingly, NWIN represents and warrants to AJSB as follows, except as set forth in the NWIN Disclosure Schedule:

4.01    Organization and Authority.

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(a)    NWIN is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. NWIN has full corporate power and authority to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b)    Peoples Bank is an Indiana state-chartered bank existing under the laws of the State of Indiana. Peoples Bank has full corporate power and authority to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(c)    Each of NWIN’s Subsidiaries other than Peoples Bank is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, and has full corporate power and authority to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(d)    The Articles of Incorporation and Bylaws of NWIN and Peoples Bank, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been previously delivered to AJSB.

4.02    Authorization.

(a)    NWIN has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), (f), and (j) hereof. This Agreement and its execution and delivery by NWIN have been duly authorized and approved by the Board of Directors of NWIN and, assuming due execution and delivery by AJSB, constitutes a valid and binding obligation of NWIN, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)    Neither the execution of this Agreement nor the consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of NWIN or the charter documents of any of NWIN’s Subsidiaries; (ii) conflicts with or violates any local, state, federal, or foreign Law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which NWIN or any of its Subsidiaries is a party or by which NWIN or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than AJSB) or any other adverse interest, upon any right, property, or asset of NWIN or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which NWIN or any of its Subsidiaries is bound or with respect to which NWIN or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

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(c)    Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by, or consent, authorization, or approval of any governmental agency or body is necessary for consummation of the Merger by NWIN.

4.03    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of NWIN consists of (i) 20,000,000 shares of common stock, without par value, 2,867,911 shares of which are issued and outstanding (and which includes shares of restricted stock), and (ii) 10,000,000 shares of preferred stock, without par value, none of which are issued and outstanding. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of NWIN, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any pre-emptive rights. Each share of NWIN common stock is entitled to one vote per share.

(b)    Except as set forth in Section 4.03(b) of the NWIN Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of NWIN are owned by NWIN, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options, and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

4.04    Compliance with Law.

(a)    None of NWIN or any of its Subsidiaries is currently in violation of, and during the preceding five years, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on NWIN. NWIN and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on NWIN.

(b)    NWIN is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets, or capital of NWIN or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of NWIN or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to NWIN or any of its Subsidiaries.

(c)    Since the enactment of the Sarbanes-Oxley Act, NWIN, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. NWIN maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the 1934 Act that are designed to provide reasonable assurance that information required to be disclosed by NWIN in reports that NWIN is required to file under

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the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to NWIN’s management to allow timely decisions regarding required disclosures. As of June 30, 2018, to the knowledge of NWIN, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d)    All of the existing offices and branches of Peoples Bank have been legally authorized and established in accordance with all applicable federal, state, and local Laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements, except such as would not have a Material Adverse Effect on NWIN.

4.05    Absence of Undisclosed Liabilities. Except (i) as provided in the NWIN financial statements included in its SEC Reports (as defined in Section 4.17), (ii) for unfunded loan commitments and obligations on letters of credit to customers of NWIN’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability, none of NWIN or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license made outside the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases, or licenses would not have a Material Adverse Effect on NWIN, nor, to NWIN’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of NWIN or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on NWIN.

4.06    Accuracy of Information Provided to AJSB. NWIN agrees that the information concerning NWIN or any of its Subsidiaries that is provided or to be provided by NWIN to AJSB for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement, will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the AJSB Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, NWIN shall have no responsibility for the truth or accuracy of any information with respect to AJSB or any of its Subsidiaries or any of their affiliates provided by AJSB or any of its Subsidiaries for inclusion contained in the Registration Statement or the Proxy Statement or any document submitted to, or other communication with, any regulatory agency or governmental entity.

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4.07    Financial Statements and Reports.

(a)    The following financial statements and reports of NWIN and its Subsidiaries, including the notes thereto (collectively, the “NWIN Financial Statements”) are publicly available:

(i)    consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of NWIN as of and for the fiscal years ended December 31, 2017, 2016, and 2015;

(ii)    interim unaudited consolidated balance sheet and income statement as of and for the three and six months ended June 30, 2018; and

(iii)    Call Reports for Peoples Bank as of the close of business on December 31, 2017, 2016, and 2015, and as of and for the three months ended June 30, 2018.

(b)    The NWIN Financial Statements described in clauses (i) and (ii) above present fairly, in all material respects, the consolidated financial position of NWIN as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of NWIN and its Subsidiaries. The NWIN Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)    Since June 30, 2018, on a consolidated basis, NWIN and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

(d)    NWIN’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the OTC Pink Marketplace and the OTC Bulletin Board. NWIN satisfies all of the quantitative maintenance criteria of the OTC Pink marketplace.

4.08    Adequacy of Reserves. The reserves, the allowance for loan and lease losses, and the carrying value for real estate owned which are shown on the NWIN Financial Statements are, in the judgment of management of NWIN, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding, and real estate owned as of the respective dates.

4.09    Litigation and Pending Proceedings.

(a)    Except for lawsuits involving collection of delinquent accounts, there are no material claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to the knowledge of NWIN, threatened against NWIN or any of its Subsidiaries in any court or before any government agency or authority, arbitration panel, or otherwise which, if determined adversely to NWIN or any of its Subsidiaries, would have a Material Adverse Effect on NWIN.

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(b)    Neither NWIN nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any Law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

4.10    Taxes, Returns, and Reports. Each of NWIN and its Subsidiaries has since January 1, 2013 (a) duly and timely filed all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). NWIN has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the NWIN Financial Statements adequate to cover all of NWIN’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes, and withholding, and franchise fees) for the periods then ending. Neither NWIN nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in NWIN’s future publicly-filed financial statements and as accrued or reserved for on the books and records of NWIN or its Subsidiaries. Neither NWIN nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as disclosed in Section 4.10 of the NWIN Disclosure Schedule, no federal, state, or local tax returns of NWIN or any of its Subsidiaries have been audited by any taxing authority during the past five years.

4.11     Deposit Insurance. The deposits of Peoples Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and NWIN or Peoples Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.12    Interim Events. Since June 30, 2018, neither NWIN nor any of its Subsidiaries has experienced any events, changes, developments, or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on NWIN.

4.13    Bank Secrecy and Anti-Money Laundering Compliance. Since January 1, 2015, neither NWIN nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any BSA/AML Law. NWIN and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of NWIN and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against NWIN or its Subsidiaries under any BSA/AML Law that, if determined adversely to NWIN or its Subsidiaries, could reasonably be expected to adversely affect NWIN or its Subsidiaries.

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4.14    Community Reinvestment Act. Peoples Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.15    Approval Delays. To the knowledge of NWIN, as of the date hereof, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

4.16    Internal Controls. NWIN and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three years, (a) through the date hereof, neither NWIN nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of NWIN or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that NWIN or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (b) no attorney representing NWIN or any of its Subsidiaries, whether or not employed by NWIN or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by NWIN or any of its officers, directors, employees, or agents to the Board of Directors of NWIN or any committee thereof or to any director or officer of NWIN.

4.17    NWIN Securities and Exchange Commission Filings. Since January 1, 2016, NWIN has timely filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by NWIN (“SEC Reports”). The SEC Reports were prepared in accordance with applicable Law in all material respects. All such SEC Reports were true, accurate, and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by NWIN, and to the knowledge of NWIN, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.18    No Shareholder Approval. No vote or consent of any of the holders of NWIN’s capital stock is required by Law or agreement for NWIN to enter into this Agreement and to consummate the Merger.

4.19    Financial Capability. NWIN has sufficient funds to pay the aggregate Cash Consideration payable pursuant to Section 2.01.

4.20    Well-Capitalized. Peoples Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)). Peoples Bank has not been informed that its status as “well capitalized” will change and has no basis for believing that its status will change due to this Merger.

4.21    Information Technology. The computers, all computer software owned or used in the business of NWIN or any of its Subsidiaries, including source code, executable code,

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firmware, systems, tools (including business development tools and design tools), assemblers, applets, compilers, user interfaces, binaries, data, databases, and other collections of data in any form or format, however fixed, and all documentation relating thereto, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, repair and refurbishment equipment, and all other information technology equipment owned, used, or held for use by NWIN or any of its Subsidiaries (collectively, the “NWIN IT Assets”) (i) operate and perform, in all material respects, in accordance with their documentation and functional specifications and otherwise as required for the conduct of NWIN’s and its Subsidiaries’ businesses, and have not materially malfunctioned or failed within the past three years; and (ii) do not contain any Defective Code, Malicious Code, or open source code, other than any such Defective Code, Malicious Code, or open source code which does not have a Material Adverse Effect on NWIN. NWIN and its Subsidiaries take reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity, and security of the NWIN IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, including but not limited to: (A) the use of encryption technology; and (B) the implementation of a security plan which (x) identifies within a reasonably prompt period of time any and all external risks to the security of NWIN’s and/or its Subsidiaries’ confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. NWIN and its Subsidiaries have achieved a “baseline” maturity level in all domains according to the Federal Financial Institutions Examination Council Cybersecurity Assessment Tool. NWIN has implemented reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or threatened in writing against NWIN or any of its Subsidiaries alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information other than violations that, individually or in the aggregate, would not have a Material Adverse Effect on NWIN.

4.22    Employee Benefit Plans. All employee benefit and welfare benefit plans of NWIN or any of its Subsidiaries comply in form and in operation in all material respects with all applicable laws, including the Code and ERISA. Each employee benefit plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), maintained by NWIN or any of its Subsidiaries and that is intended to be qualified under Section 401(a) of the Code have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination or an opinion letter as to the qualification under the Code of each such plan and each amendment thereto has been issued by the Internal Revenue Service.

4.23    Agreements with Regulatory Agencies.

Neither NWIN nor any of its Subsidiaries is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five years, a recipient of any supervisory letter from, or, during the preceding five years, has adopted any policies, procedures, or board resolutions at the request or

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suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (a “NWIN Regulatory Agreement”), nor has NWIN or any of its Subsidiaries been advised, during the preceding five years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such NWIN Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of NWIN or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to NWIN or any of its Subsidiaries.

ARTICLE V.

CERTAIN COVENANTS

Where applicable, AJSB covenants and agrees with NWIN and covenants and agrees to cause its Subsidiaries to act as follows, and, where applicable, NWIN covenants and agrees with AJSB as follows:

5.01    Shareholder Approval. AJSB shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable Law and the Articles of Incorporation and Bylaws of AJSB (the “AJSB Shareholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of AJSB shall recommend to AJSB’s stockholders that such stockholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from AJSB’s stockholders.

5.02    Other Approvals.

(a)    AJSB shall proceed expeditiously, cooperate fully, and use commercially reasonable best efforts to assist NWIN in procuring, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations, and certificates, in completing all filings and applications, and in satisfying all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)    AJSB will use reasonable best efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments, and documents described in the AJSB Disclosure Schedule and to which AJSB and NWIN agree are material.

(c)    Any written materials or information provided by AJSB to NWIN for use by NWIN in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

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5.03    Conduct of Business.

(a)    After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of AJSB and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted, and in the ordinary course of business; (2) use reasonable best efforts to preserve its business organization intact in all material respects, keep available the services of the present officers and employees, and preserve its present relationships with customers and Persons having business dealings with it; (3) use reasonable best efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a material breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound. From the date hereof until the Effective Time or until this Agreement is terminated as herein provided, except as expressly contemplated or permitted by this Agreement, without the prior written consent (including consent delivered by email) of NWIN which consent shall not be unreasonably withheld (which prior written consent shall be deemed to have been given, if NWIN has not objected to a proposed action by AJSB on or before three business days after written notice thereof has been given by AJSB and received by NWIN, which notice shall contain sufficient information, in NWIN’s reasonable discretion, regarding the matter for which AJSB is seeking consent), AJSB will not and will cause its Subsidiaries to not:

(i)    make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization, or reclassification), authorize a class of stock, or issue any stock (other than pursuant to the exercise of any AJSB Stock Options outstanding as of the date hereof), issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities (other than the withholding of shares of AJSB Common Stock to satisfy tax obligations in connection with the vesting of AJSB Restricted Stock or the exercise of AJSB Stock Options);

(ii)    distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; provided that, each of AJSB’s Subsidiaries may pay cash dividends to AJSB or AJS Bank in the ordinary course of business for payment of reasonable and necessary business and operating expenses of AJSB or AJS Bank and expenses of the Merger; provided further that, AJSB may pay its normal quarterly cash dividend of $0.06 per share to its stockholders which shall not be increased in per share amount; provided further that, at NWIN’s request pursuant to Section 5.05(d) and except to the extent prohibited by Law or any bank regulatory agency, AJS Bank shall pay dividends to AJSB; provided further that, no dividend may be paid for the quarterly period in which the Merger is scheduled to be consummated or is actually consummated if during such period AJSB’s stockholders will become entitled to receive dividends on their shares of NWIN common stock received pursuant to this Agreement;

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(iii)    purchase or otherwise acquire any investment security for its own account that exceeds $1,500,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three years and in accordance with applicable laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale;”

(iv)    make, renew, or otherwise modify any loan, loan commitment, letter of credit, or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of AJSB or any Subsidiary and classified as “Special Mention,” “Substandard,” “Doubtful,” or “Loss” in an amount in excess of $250,000. Except for binding commitments in effect as of the date of this Agreement, AJS Bank also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan in excess of $250,000; provided that, AJS Bank may, without the consent of NWIN, renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $500,000 or less; (2) any 1-to-4 family residential mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained), or any other 1-to-4 family residential mortgage Loan in excess of $453,100; (3) any consumer Loan in excess of $100,000; (4) any home equity Loan or line of credit in excess of $100,000; (5) any Loan participation; or (6) any agreement to purchase mortgage loans from any third-party originator; provided that, AJS Bank may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Peoples Bank shall be provided with notice of the proposed action in writing (together with complete information regarding such Loan) and Peoples Bank has not provided written objection to the taking of such proposed action within five business days of being provided with such notice (the lack of such objection being deemed prior written consent of NWIN for purposes of this Section);

(v)    acquire any assets of any other Person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to AJS Bank) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified Person acceptable to NWIN, which indicates that the real property is free of pollutants, contaminants, or hazardous materials; provided that, neither AJSB nor AJS Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless AJSB has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;

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(vi)    except for normal annual compensation increases not to exceed 3% granted to employees who otherwise have not been provided a compensation increase within the six months preceding the date of this Agreement, and except as contemplated by this Agreement (including severance and change in control payments anticipated to be paid as described in Section 5.18 and Section 6.03(h) hereof), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers, or employees, or, except as required by Law and except as contemplated by this Agreement, adopt or make any change in any AJSB Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers, or employees;

(vii)    fail to accrue, pay, discharge, and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

(viii)    except for obligations disclosed in this Agreement, short-term FHLB advances, federal funds purchased by AJS Bank, trade payables, and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge, or satisfaction in the ordinary course of business of liabilities reflected in the AJSB Financial Statements or the Subsequent AJSB Financial Statements, borrow any money, or incur any indebtedness in an aggregate amount exceeding $50,000;

(ix)    change its accounting methods, except as may be necessary and appropriate to conform to (1) changes in law and regulation requirements, (2) changes in GAAP or regulatory accounting principles, as required by AJSB’s independent auditors or its regulatory authorities, or (3) changes requested by NWIN pursuant to this Agreement;

(x)    make, change, or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment, or surrender any right to claim a refund of a material amount of taxes;

(xi)    make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as may be contemplated by any application filed with any bank regulatory authority in connection with the Merger;

(xii)    waive, release, grant, or transfer any material rights of value or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(iv) hereof and legal, accounting, and investment banking or financial advisory fees related to the Merger) requiring payments by AJSB or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than 12 months following the date of this Agreement;

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(xiii)    except as already committed in writing as of the date of this Agreement, make any capital expenditures in excess of $25,000 individually or $150,000 in the aggregate;

(xiv)    except as required by applicable Law or regulation or regulatory authorities: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures, or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use reasonable best efforts to avoid any material increase in its aggregate exposure to interest rate risk;

(xv)    take any action that would change AJS Bank’s loan loss reserves that is not in compliance with AJS Bank’s policy and past practices consistently applied and in compliance with GAAP;

(xvi)    except as already committed in writing as of the date of this Agreement, cancel, release, or compromise any indebtedness in excess of $50,000 owing to AJSB or any Subsidiary or any claims which AJSB or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xvii)    pay, discharge, settle, or compromise any litigation, claim, action, arbitration, or other proceeding against AJSB or any Subsidiary unless such payment, discharge, settlement, or compromise does not require AJSB or any Subsidiary to pay any monies, incur any obligation, or admit any wrongdoing or liability;

(xviii)    take any action that is intended or is reasonably likely to result in (1) any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Merger set forth in this Agreement not being satisfied in any material respect, or (3) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable Law or regulation;

(xix)    maintain the rate of interest paid by AJS Bank on any deposit product, including without limitation on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;

(xx)    amend the Articles of Incorporation or Bylaws of AJSB, or similar governing documents of any of its Subsidiaries;

(xxi)    maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding;

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(xxii)    knowingly take any action or fail to take any action that would, or would be likely to, prevent, impede, or delay the Merger from qualifying as a reorganization as defined by Section 368(a) of the Code; or

(xxiii)    agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.

5.04    Insurance.

AJSB and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties, and operations, fidelity coverage, and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by AJSB or its Subsidiaries as of the date of this Agreement.

5.05    Accruals for Loan Loss Reserve and Expenses.

(a)    Prior to the Effective Time, AJSB shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking Laws and regulations, such appropriate accounting entries in its books and records and use reasonable best efforts to take such other actions as AJSB and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b)    AJSB recognizes that NWIN may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable Law (including without limitation applicable banking Laws and regulations and GAAP), from and after the date hereof AJSB shall consult and cooperate in good faith with NWIN with respect to conforming the loan and accounting policies and practices of AJSB to those policies and practices of NWIN for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from NWIN to AJSB, based upon such consultation and subject to the conditions in Section 5.05(d).

(c)    Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), AJSB shall consult and cooperate in good faith with NWIN with respect to determining, as reasonably specified in a written notice from NWIN to AJSB, based upon such consultation and subject to the conditions in Section 5.05(d), the timing for recognizing for financial accounting and/or income tax reporting purposes of AJSB’s expenses of the Merger.

(d)    Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), AJSB and AJS Bank shall make such conforming changes and entries as contemplated in Section 5.05(b) and Section 5.05(c) above, but in no event prior to the fifth day next preceding the Closing Date, and only after NWIN acknowledges that all conditions to its obligation to consummate the Merger have been satisfied, and certifies to AJSB that NWIN will at the Effective Time deliver to AJSB the certificate contemplated in Section 7.02(g).

(e)    AJSB’s representations, warranties, and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at NWIN’s request in compliance with Section 5.05(d).

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5.06    Acquisition Proposals.

(a)    AJSB shall, and shall cause each of its Subsidiaries to, and its and their respective officers, directors, and representatives (including KBW) to, immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with any Person concerning an Acquisition Proposal (as defined in Section 5.06(e)). During the period from the date of this Agreement through the Effective Time, AJSB shall not terminate, amend, modify, or waive any material provision of any confidentiality or similar agreement to which AJSB or any of its Subsidiaries is a party (other than any involving NWIN).

(b)    Except as permitted in this Section 5.06, AJSB shall not, and shall cause its Subsidiaries and any of their respective directors, officers, and representatives (including KBW) not to, (i) solicit, initiate, or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in, or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided that, at any time prior to obtaining the approval of the Merger by AJSB’s shareholders, if AJSB receives a bona fide Acquisition Proposal from a third party that was received after the date hereof (and not withdrawn) that the AJSB Board of Directors determines in good faith, after consultation with AJSB’s outside legal counsel and its financial advisor, constitutes or is reasonably likely to lead to a Superior Proposal (as defined in Section 5.06(f)) that was not solicited after the date hereof and did not otherwise result from a breach of AJSB’s obligations under this Section 5.06, AJSB may furnish, or cause to be furnished, non-public information with respect to AJSB and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to NWIN prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the AJSB Board of Directors determines in good faith, and following consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to AJSB’s stockholders under applicable Law, and (B) prior to taking such action, AJSB enters into a confidentiality agreement with respect to such proposal (which shall permit AJSB to comply with the terms of Section 5.06(b) and (c) hereof) containing provisions at least as restrictive to such receiving Person as the provisions are to NWIN in the Confidentiality Agreement (as defined in Section 11.08), a copy of which shall be provided to NWIN immediately after the execution thereof. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including KBW) of AJSB or its Subsidiaries shall be a breach of this Section 5.06 by AJSB.

(c)    Neither the AJSB Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw, or modify in a manner adverse to NWIN or propose to withdraw or modify in a manner adverse to NWIN (or take any action inconsistent with) the recommendation by such AJSB Board of Directors or any such committee regarding this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit AJSB or AJS Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition

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agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of AJSB’s stockholders to approve the Merger, the AJSB Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change; provided that, the AJSB Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of AJSB under applicable Law; provided further that, the AJSB Board of Directors may not effect such an Adverse Recommendation Change unless (A) the AJSB Board of Directors shall have first provided prior written notice to NWIN (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new seven business day period), and (B) NWIN does not make, within seven business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the AJSB Board of Directors (after consultation with its financial advisor and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the AJSB Board of Director’s fiduciary duties to the stockholders of AJSB under applicable Law. AJSB agrees that, during the seven business day period prior to its effecting an Adverse Recommendation Change, AJSB and its officers, directors, and representatives shall negotiate in good faith with NWIN and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by NWIN.

(d)    In addition to the obligations of AJSB set forth in paragraphs (a), (b), and (c) of this Section 5.06, AJSB shall as promptly as possible, and in any event within two business days after AJSB first obtains knowledge of the receipt thereof, advise NWIN orally and in writing of (i) any Acquisition Proposal or any request for information that AJSB reasonably believes could lead to or contemplates an Acquisition Proposal, or (ii) any inquiry AJSB reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request, or inquiry (including any subsequent amendment or other modification to such terms and conditions), and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request, or inquiry, if there occurs or is presented to AJSB any offer, material change, modification, or development to a previously made offer, letter of intent, or any other material development, AJSB (or its outside counsel) shall (A) advise and confer with NWIN (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto, and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide NWIN with true, correct, and complete copies of any document or communication related thereto.

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(e)    For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal, or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income, or assets of AJSB and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of AJSB or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of AJSB or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, or similar transaction involving AJSB, or AJS Bank pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of AJSB or AJS Bank or of any resulting parent company of AJSB or AJS Bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to NWIN of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(f)    For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the AJSB Board of Directors determines in good faith (after having received the advice of its financial advisor and outside legal counsel), to be (i) more favorable to the stockholders of AJSB from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any termination fees, expense reimbursement provisions, and conditions to consummation and any changes to the financial terms of this Agreement proposed by NWIN in response to such offer or otherwise)), and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory, and other aspects of such proposal.

5.07    Press Releases. NWIN and AJSB shall use reasonable best efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable Law, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08    Changes and Supplements to Disclosure Schedules. AJSB shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the AJSB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the AJSB Disclosure

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Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of AJSB contained herein incorrect, untrue, or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the AJSB Disclosure Schedule unless NWIN shall have first consented in writing with respect thereof.

5.09    Failure to Fulfill Conditions. In the event AJSB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify NWIN.

5.10    Access; Information.

(a)    NWIN and AJSB, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books, and records of the other party (other than minutes that discuss any of the transactions contemplated by this Agreement or minutes the sharing of which would result in the waiver of attorney-client privilege). NWIN and AJSB, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records, and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties, and other matters; provided that, such access or investigation shall not interfere unnecessarily with the normal business operations of AJSB or NWIN or either of their Subsidiaries; provided further, neither NWIN, AJSB, nor any of their Subsidiaries shall be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person or would result in the waiver by any of them of the privilege protecting communications between any of them and any of their counsel. In addition, after receipt of all Regulatory Approvals and the necessary stockholders’ approval, AJSB shall cooperate with NWIN to facilitate introductions to AJS Bank’s customers and key business partners and referral sources.

(b)    No investigation by NWIN or AJSB shall affect the representations and warranties made by AJSB or NWIN herein.

(c)    Any confidential information or trade secrets received by NWIN, AJSB, or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents, and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by NWIN or AJSB, as applicable, or at NWIN’s or AJSB’s request, returned to NWIN or AJSB, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided that, the parties may retain such received confidential information for use solely to comply with applicable Law or regulation or professional standard or bona fide internal compliance policy requirements. Additionally, any confidential information or trade secrets received by NWIN or AJSB, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.08). This Section 5.10 will not require the disclosure of any information to NWIN or AJSB which would be prohibited by Law.

AGREEMENT AND PLAN OF MERGER	PAGE 49

(d)    AJSB shall provide NWIN with copies of minutes and consents from all such Board of Directors and committee meetings no later than two business days after such minutes are approved at the next monthly meeting of the Board of Directors (other than minutes that discuss any of the transactions contemplated by this Agreement or minutes the sharing of which would result in the waiver of attorney-client privilege).

5.11    Financial Statements. As soon as internally available after the date of this Agreement, AJSB will deliver to NWIN any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of AJSB prepared for its internal use, AJS Bank’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by NWIN (collectively, “Subsequent AJSB Financial Statements”). The Subsequent AJSB Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year-end adjustments).

5.12    Environmental.

(a)    If requested by NWIN, AJSB shall cooperate with an environmental consulting firm designated by NWIN that is reasonably acceptable to AJSB (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by NWIN on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by AJSB or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO, to the extent not prohibited by any applicable lease. NWIN will proceed with such assessments, testing, and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing, and investigations through completion. NWIN shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any AJSB property promptly upon NWIN’s receipt of such reports. NWIN shall be responsible for the costs of the Phase I environmental site assessments, and NWIN and AJSB shall each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Environmental Consultant as a result of an actual or suspected “Recognized Environmental Condition” (as such term is defined by the American Society for Testing Materials).

(b)    If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Phase I environmental studies and other diligence and investigation conducted by the Designated Environmental Consultant, of the dollar amount, if any, that AJSB and its Subsidiaries would be required to expend due to a violation of applicable Environmental Laws

AGREEMENT AND PLAN OF MERGER	PAGE 50

for all of the AJSB properties (the “Environmental Liabilities”) for clean-up and remediation relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, and any other materials regulated under the Environmental Laws with respect to AJSB’s or its Subsidiaries’ owned or leased real properties (including OREO) or any adjoining properties (the “Estimated Clean-Up Costs,” as further adjusted pursuant to this Section 5.12), is in excess of $50,000 (the “Environmental Liability Threshold”), NWIN shall deliver to AJSB (not later than ten business days after its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) describing the nature of such Environmental Liabilities and the course of action proposed to be taken by NWIN or its Subsidiaries (if it were to become the owner of such properties as a result of the Merger) to remediate or otherwise address the environmental problems and providing an estimate of the out-of-pocket costs of such remediation expected to be incurred (if different from the Estimated Clean-Up Costs). If AJSB disagrees with NWIN’s estimate of the amount of out-of-pocket costs of such remediation or the course of action proposed by NWIN, AJSB shall deliver to NWIN a written notice of such objection (an “Environmental Cost Objection”) within five business days after AJSB’s receipt of the Environmental Cost Notice. No later than five business days following NWIN’s receipt of an Environmental Cost Objection, one or more members of senior management of NWIN and AJSB having authority to resolve the dispute shall meet (in person or by telephone) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. If NWIN and AJSB are unable to resolve such dispute through good faith negotiations, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by, a new environmental consulting firm that is mutually agreed to by the parties (the “Independent Environmental Consultant”). The Independent Environmental Consultant shall determine and report in writing to NWIN and AJSB the Estimated Clean-up Costs, and such determinations shall be final, binding and conclusive unless NWIN and AJSB mutually agree upon a different amount.

(c)    The Estimated Clean-up Costs shall be deemed to have been established for purposes of this Section 5.12: (i) if NWIN does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to NWIN and finally resolved as set forth in subsection (b) hereof, then as of the date of such resolution (as applicable, the “Environmental Costs Determination Date”). For avoidance of doubt, NWIN shall have the right to reduce the AJSB Adjusted Consolidated Stockholders’ Equity by the Estimated Clean-up Costs.

5.13    Governmental Reports and Shareholder Information. Promptly upon its becoming available, AJSB shall furnish to NWIN one copy of each financial statement, report, notice, or proxy statement sent by AJSB to any Governmental Authority or to AJSB’s stockholders, and of any order issued by any Governmental Authority in any proceeding to which AJSB is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency, or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations, or properties.

5.14    Adverse Actions. AJSB shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this

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Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied in any material respects, (c) a material violation of any provision of this Agreement, or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.15    Employee Benefits and Employees.

(a)    Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by NWIN or any of its Subsidiaries to employees of AJSB or any of its Subsidiaries shall: (a) create any employment contract, agreement, or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of AJSB or any of its Subsidiaries; or (b) prohibit or restrict NWIN or its Subsidiaries, whether before or after the Effective Time, from changing, amending, or terminating any employee benefits provided to its employees from time to time.

(b)    AJSB will allow NWIN reasonable access during normal business hours to interview employees of AJSB and AJS Bank being considered by NWIN for post-Closing employment. Before the date that is 30 days prior to Closing, NWIN will use its best efforts to notify AJSB of the employees of AJSB and AJS Bank which NWIN intends to retain after the Effective Time (such employees, the “Retained Employees”). Prior to the Closing Date, AJSB shall be responsible for timely giving any notices to, and terminating (but in no event earlier than the date all Regulatory Approvals are received, with such termination to become effective as of the Effective Time), any employees of AJSB and AJS Bank who NWIN elects not to retain after, and whose employment will not be continued by NWIN as of, the Effective Time (such employees, the “Non-Retained Employees”), and AJSB shall pay to each Non-Retained Employee: (i) severance pay for full-time employees equal to one week of pay, at the employee’s base rate of pay in effect at the time of termination, for each full year of continuous service with AJSB or AJS Bank, as applicable, with a minimum of four weeks and a maximum of 26 weeks, and for part-time employees as determined in accordance with the policies of AJS Bank immediately prior to the date of this Agreement, severance pay equal to four weeks of pay at the employee’s base rate of pay in effect at the time of termination; and (ii) any and all other amounts (other than the severance payments set forth in subsection (i) above) which are then due and payable to the Non-Retained Employee in connection with the termination of their employment, including, without limitation, all accrued vacation pay; provided that, in order to receive the severance payment described in subsection (i) above, each such Non-Retained Employee must sign and deliver to AJSB a termination and release agreement in a form reasonably acceptable to NWIN (a “Release Agreement”). Such Non-Retained Employees who sign and deliver a Release Agreement shall receive the severance payment described in subsection (i) above within 60 days of termination of employment. Any of such Non-Retained Employees shall be entitled to continuation coverage under Peoples Bank’s group health plans as required by Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”), subject to timely election and payment of the applicable COBRA premium by such Non-Retained Employees. The “applicable COBRA premium” shall be the premium rate in effect for other Peoples Bank COBRA beneficiaries. AJSB shall take all necessary action to amend, or cause AJS Bank to amend, effective as of the date of this Agreement, any and all severance plans or policies adopted, maintained, or previously approved by AJSB and AJS Bank as set forth in

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Section 5.15(b) of the AJSB Disclosure Schedule, such that: (x) such severance plan or policy shall terminate as of the Effective Time; and (y), no such severance plan or policy shall apply to the payment of severance or other benefits by AJSB or any of its Subsidiaries, or by any other Person, to any Retained Employee or Non-Retained Employee. From and after the date of this Agreement, neither AJSB nor AJS Bank shall adopt or approve any new severance plans or policies.

(c)    Before Closing, with AJSB’s prior consent (which consent shall not be unreasonably withheld), NWIN may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for Non-Retained Employees; provided that, such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of AJSB.

5.16    Amendment and Termination of AJS Bank ESOP.

(a)    AJSB shall make contributions to the AJS Bank ESOP between the date hereof and the Effective Time consistent with the terms of the AJS Bank ESOP and past practices, including, without limitation, any contributions required pursuant to the terms and conditions of the ESOP Loan Documents.

(b)    No later than 14 days prior to the Closing Date, AJSB, pursuant to the provisions of the AJS Bank ESOP, shall, subject to review and approval by NWIN (which shall not be unreasonably withheld): (i) adopt resolutions to terminate, subject to the consummation of the Merger, the AJS Bank ESOP, effective as of the Closing Date (the “ESOP Termination Date”); (ii) amend the AJS Bank ESOP effective as of a date not later than the ESOP Termination Date to freeze participation under the AJS Bank ESOP and to provide that no distributions of accrued benefits shall be made from the AJS Bank ESOP, or its related employee benefit trust, subsequent to the ESOP Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the AJS Bank ESOP’s qualification for favorable income tax treatment under the Code, except distributions may be made earlier if required by the terms of the AJS Bank ESOP upon the occurrence of retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the AJS Bank ESOP; (iii) amend the AJS Bank ESOP to provide that the excess of the proceeds from the sale or remittance of shares of AJSB Common Stock held by the AJS Bank ESOP in the AJS Bank ESOP’s unallocated suspense account (“Suspense Shares”) over the unpaid principal and accrued interest of the Exempt Note attributable to the Suspense Shares shall (after repayment of the Exempt Note as contemplated in Section 5.16(c) of this Agreement) be allocated to the accounts of the AJS Bank ESOP’s active participants according to each active participant’s proportionate “compensation,” as determined in accordance with the AJS Bank ESOP account balance as of the day before the ESOP Termination Date.

(c)    As soon as practicable following the execution of this Agreement, AJSB will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the AJS Bank ESOP requesting the issuance to AJSB of the favorable determination letter described in Section 5.16(b). A copy of the completed and filed application shall be provided to NWIN at least five business days prior to the Effective

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Time. On the Closing Date, immediately prior to the Effective Time, AJSB shall direct the Trustee of the AJS Bank ESOP to cause the unpaid principal balance and accrued interest through the Closing Date of the Exempt Note (such unpaid principal and accrued interest shall be referred to as the “ESOP Loan Balance”) to be repaid by remitting a sufficient number of Suspense Shares to AJSB or any other lender (including NWIN, as successor in interest to AJSB, as applicable) to repay the ESOP Loan Balance, with each remitted share to be valued in an amount equal to the cash equivalent of the Merger Consideration. All remaining shares of AJSB Common Stock held by the AJS Bank ESOP (including the remaining Suspense Shares) shall be converted into the right to receive the Merger Consideration.

(d)    Following the Effective Time, NWIN shall use its reasonable best efforts in good faith to obtain the Internal Revenue Service favorable determination letter as promptly as possible, including adopting any amendments to the AJS Bank ESOP that may be required by the Internal Revenue Service. As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the AJS Bank ESOP upon its termination, the remaining account balances in the AJS Bank ESOP shall either be distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(e)    On or before the Effective Time, the AJS Bank ESOP Committee shall have directed First Bankers Trust Company (the “ESOP Trustee”), as directed trustee of the AJS Bank ESOP, to (i) provide to the AJS Bank ESOP participants similar notices and materials provided to other AJSB stockholders with respect to those matters requiring a vote of the shareholders under this Agreement; (ii) obtain direction from the AJS Bank ESOP’s participants as to how to vote those shares of AJSB Common Stock allocated to the accounts of the AJS Bank ESOP’s participants with respect to those matters for which a shareholder vote is required under this Agreement; (iii) vote those shares of AJSB Common Stock in accordance with the direction of the AJS Bank ESOP’s participants and in accordance with the AJS Bank ESOP; and (iv) vote the Suspense Shares and allocated shares of AJSB Common Stock for which no participant investment direction has been timely received by the ESOP Trustee in accordance with the AJS Bank ESOP.

(f)    AJSB shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to AJSB as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the AJS Bank ESOP.

5.17    [Reserved].

5.18    Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans.

(a)    All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by AJSB or AJS Bank shall be terminated as of the Effective Time. AJSB shall take, or cause to be taken, all actions necessary to terminate all of AJSB’s and any Subsidiary’s group insurance policies as of the Effective Time, unless otherwise instructed by NWIN.

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(b)    From the date of this Agreement through the Effective Time, AJSB shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under AJSB’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

5.19    Change in Control Agreements; Consulting Agreement.

(a)    Change in Control Agreements. AJS Bank is a party to the change in control agreements with each of the employees of AJS Bank identified in Section 5.19 of the AJSB Disclosure Schedule (each, a “Change in Control Agreement”). NWIN shall honor the terms of each Change in Control Agreement, unless superseded by an agreement entered into on or prior to the Effective Time between the employee of AJS Bank who is a party to the Change in Control Agreement and NWIN or any Subsidiary of NWIN. Except with respect to the employees referenced in the immediately succeeding sentence, NWIN and AJSB shall use best efforts to enter into a mutual termination of Change in Control Agreement with each AJS Bank employee that is a party to such agreement in the form attached hereto as Exhibit 5.19(i) (the Mutual Termination of Change in Control Agreement). Concurrently with the execution of this Agreement, NWIN and AJSB entered into a Mutual Termination of Change in Control Agreement with each of Jerry A. Weberling and Donna J. Manuel, which shall supersede such executive’s Change in Control Agreement as of the Effective Time.

(b)    Consulting Agreement. NWIN shall, on or before the Effective Time, offer a consulting agreement to Jerry A. Weberling, which shall be in a form mutually acceptable to NWIN and Mr. Weberling.

5.20    Bank Merger. Prior to the Effective Time, AJSB shall, and shall cause AJS Bank to, cooperate with NWIN and take such action as reasonably requested by NWIN as necessary to (i) prepare to effectuate the Bank Merger as contemplated in Section 1.05 hereof; and (ii) reconstitute the directors and officers of AJS Bank or any Subsidiary of AJSB, amend the articles of incorporation and bylaws of AJS Bank or any Subsidiary of AJSB, or make such other changes as NWIN may request if necessary to accomplish the same.

5.21    Cooperation on Conversion of Systems. AJSB agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its commercially reasonable best efforts to ensure an orderly transfer of information, processes, systems, and data to NWIN and to otherwise assist NWIN in facilitating the conversion of all of AJSB’s systems into, or to conform with, NWIN’s systems (including cooperating with NWIN in the training of AJSB’s and its Subsidiaries’ employees on NWIN’s systems), so that, as of the Closing, the systems of AJSB are readily convertible to NWIN’s systems to the fullest extent possible without actually converting them prior to the Closing. AJSB and NWIN shall meet on a regular basis to discuss and plan for the conversion of AJSB’s data processing and related electronic informational systems to those used by NWIN, which planning shall include, without limitation: (i) discussion of possible termination by AJSB of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by AJSB in connection with its systems operations; and

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(iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services. In the event that AJSB takes, at the request of NWIN, any action relative to third parties to facilitate the conversion that results in the imposition of any fees, expenses or charges, Peoples Bank shall pay any such fees, expenses and charges directly to such third parties.

5.22    Installation/Conversion of Equipment. Prior to Closing, and after receipt of all regulatory approvals, at times mutually agreeable to NWIN and AJSB, NWIN may, at NWIN’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the AJSB and AJS Bank offices, branches, and ATM locations, and AJSB shall cooperate with NWIN in connection with such installation; provided that, such installations shall not interfere with the normal business activities and operations of AJSB or AJS Bank or require material alterations to AJSB’s or AJS Bank’s facilities; provided further that, upon a termination of this Agreement, NWIN, at its sole expense, shall remove any such equipment and computers and make any necessary repairs to return the AJSB and AJS Bank property to its original state.

5.23    Antitakeover Provisions. At all times prior to the Closing, AJSB shall (i) take all reasonable action necessary to ensure that no Antitakeover Provision is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger; and (ii) if any Antitakeover Provision becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Antitakeover Provision on this Agreement or the transactions contemplated hereby, including the Merger.

ARTICLE VI.

COVENANTS OF NWIN

NWIN covenants and agrees with AJSB and covenants and agrees to cause its Subsidiaries to act as follows (and, where applicable, AJSB covenants and agrees with NWIN as follows):

6.01    Approvals. NWIN shall have primary responsibility of the preparation, filing, and costs of all bank regulatory applications required for consummation of the Merger (except those only applicable to AJSB or AJS Bank, if any), and all parties shall file such applications as promptly as practicable after the execution of this Agreement (provided that each party has timely provided all information requested in writing by the other party or its counsel), and in no event later than 45 days after the execution of this Agreement. NWIN shall provide AJSB and its counsel appropriate opportunity to review and comment on such bank regulatory applications, including any supplements or amendments to such filings and all responses for additional information and replies to comments, prior to such filings being filed with a bank regulatory agency. NWIN and AJSB shall provide to the other’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. NWIN and AJSB shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications, and to satisfy all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

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6.02    SEC Registration.

(a)    As soon as practicable following the date of this Agreement, AJSB shall prepare a proxy statement (or similar disclosure document), in accordance with the rules and regulations of the SEC, to be used in connection with the AJSB stockholders meeting to obtain approval for the Merger (the “Proxy Statement”), and NWIN shall prepare and file with the SEC a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “1933 Act”), covering the shares of NWIN common stock to be issued pursuant to this Agreement, in which the Proxy Statement will be included. Such registration statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” NWIN shall provide AJSB and its counsel with appropriate opportunity to review and comment on the Registration Statement, and shall incorporate all appropriate comments thereto prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. NWIN shall use its best reasonable efforts to cause the Registration Statement to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. NWIN shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents, or approvals required for the issuance of NWIN common stock pursuant to this Agreement.

(b)    The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect to the Registration Statement. NWIN shall promptly notify AJSB upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Registration Statement or Proxy Statement, as the case may be, and shall provide AJSB with copies of all correspondence between NWIN and the SEC. If prior to the Effective Time any event occurs with respect to AJSB, NWIN, or any of their respective Subsidiaries, or any change occurs with respect to information supplied by or on behalf of AJSB or NWIN, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, AJSB or NWIN, as applicable, shall promptly notify the other of such event, and AJSB or NWIN, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to AJSB’s stockholders.

6.03    Employee Benefit Plans and Employee Payments.

(a)    NWIN shall make available to the Retained Employees substantially the same employee benefits as are generally available to all NWIN employees.

(b)    NWIN and AJSB agree to address any issues related to the differences between the vacation and paid time off policies of AJSB and any Subsidiary (including, without limitation, any policy providing for the accrual of sick time) and the vacation and paid time off

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policies of NWIN, and communicate the proposed reconciliation of the policies to the Retained Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the NWIN vacation and paid time off policies are made available to the Retained Employees, such Retained Employees will be subject to the terms and conditions of the NWIN vacation/paid time off policy in place for similarly situated employees of NWIN, with credit given for all prior years of service with AJSB or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.

(c)    Retained Employees will receive credit for prior service with AJSB or its Subsidiaries, or their predecessors, (i) for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of NWIN and its Subsidiaries and (ii) for all purposes under any welfare plan, severance plan and similar arrangements maintained by NWIN and/or any Subsidiary.

(d)    To the extent an AJSB employee benefit plan is terminated at or prior to the Effective Time, Retained Employees shall become eligible to participate in NWIN’s similar employee benefit plans, if any, as of the Effective Time. To the extent an AJSB employee benefit plan is terminated after the Effective Time, Retained Employees shall become eligible to participate in NWIN’s similar employee benefit plans, if any, on the date of such plan termination. NWIN will use its reasonable best efforts to: (i) avoid subjecting Retained Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of NWIN or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of AJSB; and (ii) give credit under the applicable plan for any deductibles and co-insurance payments made by such Retained Employees under the corresponding AJSB plan during the balance of the then current year-end period of coverage.

(e)    To the extent permitted under the terms of any tax-qualified retirement plan maintained by NWIN after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the AJS Bank ESOP with respect to any Retained Employees.

(f)    Consistent with Section 5.18 of this Agreement, NWIN may elect to continue to maintain, at the Effective Time, all fully insured employee welfare benefit and cafeteria plans of AJSB or any of its Subsidiaries that are currently in effect until such time as NWIN determines, in its sole discretion, to modify or terminate any or all of those plans; provided, however neither NWIN nor any of its Subsidiaries shall terminate the existing coverage of any Retained Employee or his or her dependent under any AJSB or AJS Bank health plans prior to the time such Continuing Employee and his or her dependent is participating in the health plans, programs and benefits common to all employees of NWIN and its Subsidiaries and their dependents. Claims incurred under the employee welfare benefit and cafeteria plans of AJSB or any of its Subsidiaries prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(g)    Until the Effective Time, AJSB or a Subsidiary of AJSB, whichever is applicable, shall be liable for all obligations for continued health coverage under COBRA for eligible

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employees who incur a qualifying event before the Effective Time. NWIN or a NWIN Subsidiary, whichever is applicable, shall, on and after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of AJSB or a Subsidiary of AJSB who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of AJSB or a Subsidiary of AJSB who incurs a qualifying event before the Effective Time.

(h)    Except for the employees of AJS Bank identified in Section 5.19 of the AJSB Disclosure Schedule who are parties to a Change in Control Agreement, those Retained Employees (i) who are still employed as full-time employees by AJSB or AJS Bank as of the Effective Time and have a Qualifying Termination Event (as defined below) within 12 months after the Effective Time; and (ii) who sign and deliver to NWIN a Release Agreement, shall be entitled to severance pay equal to one week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with AJSB or AJS Bank, as applicable, with a minimum of four weeks and a maximum of 26 weeks. Any Retained Employees (x) who are still employed as part-time employees by AJSB or AJS Bank as of the Effective Time, as determined in accordance with the policies of AJS Bank, and who are terminated by NWIN other than for cause (as determined by NWIN pursuant to its policies or any agreement applicable to the employee) within 12 months after the Closing Date; and (y) who sign and deliver to NWIN a Release Agreement, shall be entitled to severance pay equal to four weeks of pay at the employee’s base rate of pay in effect at the time of termination. Such Retained Employees who sign and deliver the Release Agreement will receive their severance in a lump-sum payment within 60 days of termination of employment. Furthermore, any of such terminated Retained Employees shall be entitled to continuation coverage under Peoples Bank’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. The “applicable COBRA premium” shall be the premium rate in effect for other Peoples Bank COBRA beneficiaries. For purposes of clarity, any Retained Employee who is not employed by AJSB or AJS Bank as of the Effective Time, for whatever reason, including but not limited to, a voluntary termination of employment by a Retained Employee, shall not be entitled to the payment of severance or any other benefits or amounts under this Section 6.03(h). Nothing in this Section 6.03 shall be deemed to limit or modify NWIN’s or Peoples Bank’s at-will employment policy or any employee’s at-will employment status. For purposes of this Section 6.03(h), a “Qualifying Termination Event” shall mean (i) an involuntary termination of a Retained Employee by NWIN or Peoples Bank for any reason other than for “cause” (as determined under the policies of NWIN and/or Peoples Bank or any agreement applicable to the employee); or (ii) a voluntary resignation of a Retained Employee at the Effective Time by a AJSB or AJS Bank employee who was offered a permanent position with NWIN or any of its Subsidiaries (A) with a 15% or greater reduction in rate of base salary, or (B) that is outside a 30 mile radius of the current address of such employee’s primary work location at AJSB or AJS Bank.

6.04    Adverse Actions. NWIN shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied in any material respect, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

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6.05    D&O Insurance and Indemnification.

(a)    Subject to the limits of applicable federal banking law and regulations, NWIN shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of AJSB and its Subsidiaries, including AJS Bank (each, an “AJSB Indemnified Party”) for a period of six years following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such AJSB Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of AJSB or any of its Subsidiaries under applicable Maryland law or AJSB’s or any such Subsidiaries’ charter or articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b)    Subject to the conditions of this Section 6.05(b), NWIN shall cause the persons serving as officers and directors of AJSB and AJS Bank immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by AJSB (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by NWIN, AJSB shall cause the applicable broker of record for its Existing Policy and its existing Financial Institution Bond to be assigned to NWIN’s designee. Such assignments in favor of NWIN’s designee shall be executed by AJSB with sufficient time to allow NWIN and its designee to place the insurance required by this Section 6.05(b). The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided that, NWIN shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 200% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); provided further that, if notwithstanding the use of reasonable efforts to do so, NWIN is unable to maintain or obtain the insurance called for by this Section 6.05(b), NWIN shall obtain as much comparable insurance as is available for the Maximum Amount. NWIN’s obligations under this Section 6.05(b) apply solely and exclusively to the Existing Policy and the existing Financial Institution Bond at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions, and annual premium as of the date of this Agreement, and which must be continuously maintained in force by AJSB without interruption, cancellation, or amendment until the Effective Time or NWIN’s obligations under this Section 6.05(b) shall cease.

(c)    The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each AJSB Indemnified Party and his or her heirs and personal representatives. NWIN shall pay all reasonable costs, including attorneys’ fees, upon the final disposition of any claim, action, suit, proceeding or investigation

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by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 6.05 to the fullest extent permitted under applicable law, the articles of incorporation of AJSB or the bylaws of AJSB; provided, however, such payment of costs shall be paid by NWIN in advance of the final disposition of such claim, action, suit, proceeding or investigation upon receipt of: (i) written affirmation of an Indemnified Party’s good faith belief that the Indemnified Party is eligible to receive the indemnification provided for in this Section 6.05; and (ii) an unconditional written undertaking by or on behalf of the Indemnified Party to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by NWIN as authorized in this Section 6.05.

(d)    In the event that either NWIN or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of NWIN shall assume the obligations set forth in this Section  6.05.

6.06    Changes and Supplements to NWIN Disclosure Schedules. NWIN shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the NWIN Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the NWIN Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of NWIN contained herein materially incorrect, untrue, or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the NWIN Disclosure Schedule unless AJSB shall have first consented in writing with respect thereof.

6.07    Peoples Bank Advisory Board. NWIN agrees to reasonably consult with AJSB regarding the identification of one or more officers of AJSB or AJS Bank and/or members of AJSB’s Board of Directors to serve on the Peoples Bank Advisory Board (the “Advisory Board”), which will be comprised of three to five members and will advise Peoples Bank on various matters in AJS Bank’s existing market area. Notwithstanding any contrary provision herein, members of the Advisory Board will be determined in the sole discretion of NWIN.

6.08    Issuance of NWIN Common Stock and Consideration Availability. The NWIN Board of Directors shall authorize and reserve the maximum number of shares of NWIN common stock to be issued pursuant to this Agreement. The NWIN common stock to be issued by NWIN to the stockholders of AJSB pursuant to this Agreement will, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid, and nonassessable. The shares of NWIN common stock to be issued to the stockholders of AJSB pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of NWIN or any other person, firm, or entity. The NWIN common stock to be issued to the stockholders of AJSB pursuant to this Agreement will not be subject to any restrictions on transfer arising under the 1933 Act, except for NWIN common stock issued to any stockholder of AJSB who may be deemed to be an “affiliate” (under the 1933 Act) of NWIN after completion of the Merger pursuant to Rule 144 of the 1933 Act. NWIN has no reason to believe it will not have a sufficient amount of cash, or have access to a sufficient amount of cash, to fulfill its obligations with respect to cash payments under this Agreement.

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6.09    Failure to Fulfill Conditions. In the event NWIN determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify AJSB.

6.10    Short-Swing Trading Exemption. NWIN shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article II and any other dispositions of equity securities of AJSB (including derivative securities) or acquisitions of equity securities of NWIN in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3(d) promulgated under the Exchange Act.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01    Conditions Precedent to NWIN’s Obligations. The obligation of NWIN to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by NWIN:

(a)    Representations and Warranties. Each of the representations and warranties of AJSB (i) set forth in Sections 3.01, 3.02(a), 3.02(b)(i), 3.03, 3.23(a), and 3.23(n) (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct (other than, in the case of Section 3.03(a), such failures to be true, accurate and correct as are de minimis) in accordance with its terms at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct only as of such date), and (ii) set forth in Sections 3.02(b)(ii), 3.08, and 3.36 (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct in all material respects only as of such date). All other representations and warranties of AJSB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate, and correct unless the failure or failures of such representations and warranties to be so true, accurate, and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on AJSB.

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(b)    Covenants. Each of the covenants and agreements of AJSB shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.

(c)    Deliveries at Closing. NWIN shall have received from AJSB at the Closing (as defined in Section 10.01) the items and documents, in form and content reasonably satisfactory to NWIN, set forth in Section 10.02(b).

(d)    Registration Statement Effective. NWIN shall have registered its shares of NWIN common stock to be issued to the stockholders of AJSB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by NWIN. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions, or requirements which the Board of Directors of NWIN reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on NWIN, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that NWIN would not have entered into this Agreement had such conditions, restrictions, or requirements been known at the date hereof.

(f)    Stockholder Approval. The stockholders of AJSB shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement.

(g)    Officers’ Certificate. AJSB shall have delivered to NWIN a certificate signed by its President and its Secretary, dated as of the Closing Date, certifying as to the matters set forth in Section 7.01(a) and Section 7.01(b).

(h)    Tax Opinion. The Board of Directors of NWIN shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Closing Date, in form and content reasonably satisfactory to NWIN, to the effect that the Merger to be effected pursuant to this Agreement will qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code (as described in Section 1.03 hereof) to each party hereto and to the stockholders of AJSB, except with respect to the Cash Consideration and the cash received by the stockholders of AJSB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.04 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)    Material Proceedings. None of NWIN, AJSB, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no claim, litigation, or proceeding that has or would reasonably be expected to have a Material Adverse Effect on AJSB shall have been initiated relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

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(j)    Notice of Termination of Data Processing Agreement. AJS Bank shall have provided notice of termination to FiServ Solutions, Inc. (“FiServ”) under that certain Master Agreement dated January 1, 2014 (including related exhibits and schedules) between AJS Bank and FiServ (the “Data Processing Agreement”).

(k)    Consents. AJSB shall have obtained or caused to be obtained (i) all written consents, if any, required under the Material Contracts, and (ii) all permits, authorizations, other written consents, permissions, and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts, or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

7.02    Conditions Precedent to AJSB’s Obligations. The obligation of AJSB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by AJSB:

(a)    Representations and Warranties. Each of the representations and warranties of NWIN (i) set forth in 4.01, 4.02(a), 4.02(b)(i), 4.03(i), and 4.12 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate, and correct (other than, in the case of Section 4.03(i), such failures to be true, accurate and correct as are de minimis) as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct only as of such date) and (ii) set forth in Sections 4.02(b)(ii), and 4.07 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate, and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct in all material respects only as of such date). All other representations and warranties of NWIN set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate, and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate, and correct unless the failure or failures of such representations and warranties to be so true, accurate, and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NWIN.

(b)    Covenants. Each of the covenants and agreements of NWIN shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.

(c)    Deliveries at Closing. AJSB shall have received from NWIN at the Closing the items and documents, in form and content reasonably satisfactory to AJSB, listed in Section 10.02(a) hereof.

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(d)    Registration Statement Effective. NWIN shall have registered its shares of NWIN common stock to be issued to the stockholders of AJSB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by NWIN. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)    Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f)    Stockholder Approval. The stockholders of AJSB shall have approved and adopted this Agreement as required by applicable Law and the terms of this Agreement.

(g)    Officers’ Certificate. NWIN shall have delivered to AJSB a certificate signed by its Chief Executive Officer and its Secretary, dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a) and Section 7.02(b).

(h)    Tax Opinion. The Board of Directors of AJSB shall have received a written opinion of the law firm of Luse Gorman, PC, dated as of the Closing Date, in form and content reasonably satisfactory to AJSB, to the effect that the Merger to be effected pursuant to this Agreement will qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code (as described in Section 1.03 hereof) to each party hereto and to the stockholders of AJSB, except with respect to the Cash Consideration and the cash received by the stockholders of AJSB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.04 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)    Material Proceedings. None of NWIN, AJSB, or any Subsidiary of NWIN or AJSB, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger and no claim, litigation, or proceeding that has or would reasonably be expected to have a Material Adverse Effect on NWIN shall have been initiated relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

8.01    Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a)    by the mutual written consent of NWIN and AJSB;

(b)    by either of AJSB or NWIN by written notice to the other:

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(i)    if this Agreement and the Merger are not approved by the requisite vote of the stockholders of AJSB at the meeting of stockholders of AJSB contemplated in Section 5.01;

(ii)    (x) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, or injunction, or taken any other action that permanently restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction, or other action shall have become final and non-appealable, or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided that, the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding representations and warranties) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y), and (z) above;

(iii)    if the consummation of the Merger shall not have occurred on or before March 31, 2019 (the “Outside Date”); provided that, the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any representation, warranty, covenant, or other agreement contained in this Agreement causes the failure of the Merger to occur on or before the Outside Date; or

(c)    by written notice from NWIN to AJSB, if:

(i)    any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date (provided, that NWIN is not then in material breach of any representation, warranty, covenant, or other agreement contained herein);

(ii)    AJSB breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied prior to the Outside Date or such breach has not been cured by AJSB within 20 business days after AJSB’s receipt of written notice of such breach from NWIN (provided, that NWIN is not then in material breach of any representation, warranty, covenant, or other agreement contained herein); or

(iii)    there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or state of facts, that has had, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on AJSB.

(d)    by written notice from AJSB to NWIN if:

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(i)    any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date (provided, that AJSB is not then in material breach of any representation, warranty, covenant, or other agreement contained herein);

(ii)    NWIN breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied prior to the Outside Date or such breach has not been cured by NWIN within 20 business days after NWIN’s receipt of written notice of such breach from AJSB (provided, that AJSB is not then in material breach of any representation, warranty, covenant, or other agreement contained herein); or

(iii)    there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or state of facts, that has had, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on NWIN.

(e)    by written notice from NWIN to AJSB:

(i)    if the AJSB Board of Directors shall fail to include its recommendation to approve the Merger in the Proxy Statement;

(ii)    in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii)    if the AJSB Board of Directors shall approve any Acquisition Proposal or publicly recommend that the holders of AJSB Common Stock accept or approve any Acquisition Proposal; or

(iv)    if AJSB shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle, or letter of intent with respect to any Acquisition Proposal.

(f)    by written notice by NWIN to AJSB if a quorum could not be convened at the meeting of stockholders of AJSB contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g)    By written notice from AJSB to NWIN if the AJSB Board has approved any Acquisition Proposal or if AJSB shall have entered into a definitive agreement, agreement in principle, or letter of intent with respect to any Acquisition Proposal.

(h)    by written notice by AJSB to NWIN, at any time during the five business day period commencing on the Determination Date, if and only if both of the following conditions are satisfied: (i) the NWIN Market Value as of the Determination Date is less than $34.37 per share; and (ii) (A) the number obtained by dividing (1) the NWIN Market Value as of the Determination Date, by (2) $34.37, is less than (B) the number obtained by subtracting 0.2 from the number obtained by dividing (x) the Final Index Price, by (y) the Initial Index

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Price; provided, however, that if AJSB elects to exercise its termination right pursuant to this Section 8.01(h), it shall give written notice to NWIN. Within five business days following receipt of such notice, NWIN may, at its sole option (the “Fill Option”) offer to increase the Stock Consideration by either the First Trigger Fill or the Second Trigger Fill. If NWIN elects to exercise its Fill Option pursuant to this Section 8.01(h), it shall give prompt written notice to AJSB of such election and any references to “Stock Consideration” in this Agreement shall thereafter be deemed to refer to the Stock Consideration as adjusted pursuant to this Section 8.01(h). If NWIN or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(h).

For purposes of this Section 8.01(h), the following terms shall have the following meanings:

“NWIN Market Value” means, as of any specified date, the volume weighted average of the daily closing sales prices of a share of NWIN common stock as reported on the OTC Pink Marketplace for the 15 consecutive trading days immediately preceding such specified date.

“Determination Date” means the fifteenth business day prior to the scheduled Closing Date, as extended from time to time.

“Final Index Price” means the sum of the Final Prices of each company comprising the Index.

“Final Price” with respect to any company included in the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the 15 consecutive trading days immediately preceding the Determination Date.

“First Trigger Fill” shall mean the Exchange Ratio multiplied by the difference between (i) $34.37 and (ii) the NWIN Market Value on the Determination Date.

“Index” means the SNL Small Cap U.S. Bank and Thrift Index, or, if such Index is not available, such substitute or similar index as substantially replicates the SNL Small Cap U.S. Bank and Thrift Index.

“Initial Index Price” means the sum of the Initial Prices of each company comprising the Index.

“Initial Price” with respect to any company belonging to the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the date of this Agreement.

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“Second Trigger Fill” shall mean the Exchange Ratio multiplied by the difference between (i) the Second Trigger Price and (ii) the NWIN Market Value on the Determination Date.

“Second Trigger Price” shall mean $34.37 multiplied by the number obtained by subtracting 0.1999 from the number obtained by dividing (i) the Final Index Price by (ii) the Initial Index Price.

8.02    Effect of Termination.

(a)    Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of NWIN or AJSB and each of their respective Subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Sections 5.06, this 8.02, and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided that, nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c), or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional or willful breach by such party of any of its representations, warranties, covenants, or other agreements contained in this Agreement or any related agreement.

(b)    AJSB shall pay to NWIN an amount in cash equal to $1,557,000 (the “Termination Fee”) if:

(i)    this Agreement is terminated by NWIN pursuant to Section 8.01(e); or

(ii)    this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of AJSB’s stockholders to approve the Agreement and the Merger by the requisite vote, or by NWIN pursuant to Section 8.01(f), and, in each case, (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is 12 months after such termination AJSB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated; or

(iii)    this Agreement is terminated by either AJSB or NWIN pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is 12 months after such termination, AJSB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated; or

(iv)    this Agreement is terminated by NWIN pursuant to Section 8.01(c)(i), or (ii), as a result of an intentional, willful, or grossly negligent breach or nonperformance by AJSB of any representation, warranty, or covenant contained in this Agreement and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is 12 months after such termination, AJSB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated; or

(v)    This Agreement is terminated by AJSB pursuant to Section 8.01(g).

AGREEMENT AND PLAN OF MERGER	PAGE 69

(c)    Any fee due under Section 8.02(b) shall be paid by AJSB by wire transfer of same day funds within two business days after written demand for payment is made by NWIN.

(d)    In the event NWIN would be entitled to the Termination Fee pursuant to Section 8.02(b), then NWIN may elect, in its sole discretion, to terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided that, this Agreement shall not be terminated until the Termination Fee is paid in full. AJSB acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, NWIN would not have entered into this Agreement. Accordingly, if AJSB fails promptly to pay the Termination Fee, and, in order to obtain such payment, NWIN commences a suit that results in a judgment against AJSB for the Termination Fee, AJSB shall also pay to NWIN its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of NWIN and AJSB as filed with the Indiana Secretary of State and the Maryland Department of Assessments and Taxation (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten business days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.01    Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by NWIN.

10.02    Deliveries.

(a)    At the Closing, NWIN will deliver to AJSB the following:

(i)    the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii)    copies of all Regulatory Approvals necessary to consummate the Merger;

AGREEMENT AND PLAN OF MERGER	PAGE 70

(iii)    copies of the resolutions adopted by the Board of Directors of NWIN, certified by the Secretary of NWIN relative to the approval of this Agreement and the Merger;

(iv)    the tax opinion required by Section 7.01(h) hereof;

(v)    evidence of the purchase of director and officer liability insurance for the benefit of the AJSB Indemnified Parties in accordance with Section 6.05; and

(vi)    such other documents and information as AJSB or its legal counsel may reasonably request.

(b)    At the Closing, AJSB will deliver to NWIN the following:

(i)    the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii)    copies of the resolutions adopted by the Board of Directors and stockholders of AJSB certified by the Secretary of AJSB relative to the approval of this Agreement and the Merger;

(iii)    the tax opinion required by Section 7.02(h) hereof; and

(iv)    such other documents and information as NWIN or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01    Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided that, neither this Agreement nor any of the rights, interests, or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants, and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of AJSB, on behalf of its stockholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02    Waiver; Amendment.

(a)    The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions, or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or

AGREEMENT AND PLAN OF MERGER	PAGE 71

thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)    This Agreement may be amended, modified, or supplemented only by a written agreement executed by the parties hereto.

11.03    Notices.

All notices, requests, and other communications hereunder will be in writing and will be deemed to have been duly given if (i) delivered by hand and receipted for, (ii) delivered by certified United States Mail, return receipt requested, first class postage pre-paid (and confirmed by the delivery of an e-mail or facsimile transmission to the receiving party at the e-mail address or facsimile number provided by the receiving party), or (iii) delivered by overnight express receipted delivery service as follows:

If to NWIN:	with a copy (which shall not constitute notice) to:

NorthWest Indiana Bancorp 9204 Columbia Avenue Munster, IN 46321 Attn: Benjamin J. Bochnowski President and CEO	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attn: David P. Hooper

And

If to AJSB:	with a copy (which shall not constitute notice) to:

AJS Bancorp, Inc. 14757 S. Cicero Avenue Midlothian, IL 60445 Attn: Jerry A. Weberling Chief Executive Officer, President, and Chief Financial Officer	Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015 Attn: Benjamin M. Azoff Gregory Sobczak

or such substituted address or Person as any of them has given to the other in writing. All such notices, requests, or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

11.04    Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05    Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

AGREEMENT AND PLAN OF MERGER	PAGE 72

11.06    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07    Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement (and any and all other documents, agreements, and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits, and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried, and litigated only in the Circuit or Superior Courts of Lake County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.

11.08    Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreements dated January 29, 2018 and June 14, 2018 by and between the parties (collectively, the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.09    Survival of Representations, Warranties, or Covenants. Except as set forth in the following sentence, none of the representations, warranties, or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06 and

AGREEMENT AND PLAN OF MERGER	PAGE 73

8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.05, 2.06, 5.16(d), 5.18, 6.03, 6.05, 6.07, 6.08 and all of the provisions of this Article XI shall survive the Effective Time.

11.10    Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.11    Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine, and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. For purposes of this Agreement, the term “business day” means any day except Saturday and Sunday when Peoples Bank in Munster, Indiana, is open for the transaction of business.

[SIGNATURE PAGE FOLLOWS.]

AGREEMENT AND PLAN OF MERGER	PAGE 74

IN WITNESS WHEREOF, NWIN and AJSB have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts, and delivered by their duly authorized officers.

NORTHWEST INDIANA BANCORP

By:	/s/ Benjamin J. Bochnowski
Benjamin J. Bochnowski, President & Chief
Executive Officer

AJS BANCORP, INC.

By:	/s/ Jerry A. Weberling
Jerry A. Weberling, Chief Executive Officer,
President, and Chief Financial Officer

AGREEMENT AND PLAN OF MERGER	PAGE 75

INDEX OF EXHIBITS

Exhibit 1.05	Bank Merger Agreement

Exhibit 2.03	Option Cancellation Agreement

Exhibit 5.01	Form of Voting Agreement

Exhibit 5.19(i)	Form of Mutual Termination of Change in Control Agreement

INDEX TO EXHIBITS

EXHIBIT 1.05

BANK MERGER AGREEMENT

(See attached)

EXHIBIT 1.05

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (this “Agreement”) dated as of the day of , 2018, is entered into by and between PEOPLES BANK SB (“Surviving Bank”), an Indiana state chartered savings bank and wholly-owned subsidiary of NORTHWEST INDIANA BANCORP, an Indiana corporation (“Holding Company”), and A.J. SMITH FEDERAL SAVINGS BANK, a federally chartered savings bank (“Merging Target Bank”), and wholly-owned subsidiary of AJS BANCORP, INC. (“AJSB”).

RECITALS

WHEREAS, Holding Company and AJSB have entered into an Agreement and Plan of Merger, dated as of July 30, 2018 (the “Agreement of Merger”), providing for an acquisition transaction in which AJSB will merge with and into Holding Company (the “Merger”); and immediately thereafter or simultaneously therewith, Merging Target Bank will merge with and into Surviving Bank with the Surviving Bank as the resulting institution (the “Bank Merger”);

WHEREAS, the Boards of Directors and sole shareholders of Surviving Bank and Merging Target Bank each have adopted resolutions approving this Agreement and authorized the Bank Merger contemplated hereby.

NOW, THEREFORE, the parties hereto, in consideration of amounts to be paid pursuant to the Agreement of Merger and subject to the terms and conditions of this Agreement, agree as follows:

ARTICLE I

BANK MERGER

Section 1.1    Effective Time of Bank Merger. Effective as of                          (the “Effective Time of the Bank Merger”), Merging Target Bank shall be merged with and into Surviving Bank, and Surviving Bank shall be the surviving institution (the “Surviving Institution”).

ARTICLE II

ARTICLES, BY-LAWS, ETC.

Section 2.1    Articles of Incorporation. At the Effective Time of the Bank Merger, the Articles of Incorporation of Surviving Bank in effect immediately prior to the Effective Time of the Bank Merger shall continue to be the Articles of Incorporation of the Surviving Institution.

Section 2.2    By-Laws. At the Effective Time of the Bank Merger, the By-Laws of Surviving Bank in effect immediately prior to the Effective Time of the Bank Merger shall continue to be the By-Laws of the Surviving Institution.

Section 2.3    Directors and Officers. At the Effective Time of the Bank Merger, the directors of Surviving Bank shall continue to be the directors of the Surviving Institution, and the officers of Surviving Bank then holding office shall continue to be the officers of the Surviving Institution, in each case, subject to the Surviving Institution’s Articles of Incorporation and By-Laws and applicable law as to the term and removal of directors and officers.

EXHIBIT 1.05

Section 2.4    Home Office. The main office of Surviving Bank located at 9204 Columbia Avenue, Munster, Indiana 46321, and all branch offices of Surviving Bank immediately prior to the Bank Merger shall continue to be the main office and branch offices, respectively, of the Surviving Institution at the Effective Time of the Bank Merger. The main office and branch offices of Merging Target Bank immediately prior to the Bank Merger shall become branch offices of the Surviving Institution at the Effective Time of the Bank Merger.

ARTICLE III

MANNER OF CONVERTING AND EXCHANGING

MERGING TARGET BANK STOCK

Section 3.1    Converting and Exchanging Shares. Subject to the provisions of this Article III, the manner of converting and exchanging the outstanding common shares of Surviving Bank and Merging Target Bank at the Effective Time of the Bank Merger shall be as follows:

(a)    Each of the shares of common stock of Surviving Bank (“Surviving Bank Common Stock”), outstanding immediately prior to the Effective Time of the Bank Merger shall remain outstanding immediately after the Effective Time of the Bank Merger.

(b)    Each of the              shares of the common stock, $0.01 par value per share, of Merging Target Bank (the “Merging Target Bank Common Stock”) outstanding immediately prior to the Effective Time of the Bank Merger shall, at the Effective Time of the Bank Merger, be cancelled without additional consideration therefor.

Section 3.2    Transfer of Shares. After the Effective Time of the Bank Merger, there shall be no transfers on the stock transfer books of Merging Target Bank or the Surviving Institution of any shares of Merging Target Bank Common Stock.

ARTICLE IV

MISCELLANEOUS

Section 4.1    Effect of Bank Merger. From and after the Effective Time of the Bank Merger, the Surviving Institution shall have all of the rights, privileges, powers, immunities, and franchises (public and private) of each of the constituent corporations, and all property (real, personal, and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Institution without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Bank Merger.

Section 4.2    Obligations of Surviving Institution. From and after the Effective Time of the Bank Merger, the Surviving Institution shall be responsible for all obligations of the

EXHIBIT 1.05

Merging Target Bank and each claim existing and each action or proceeding pending by or against the Merging Target Bank may be prosecuted as if the Bank Merger had not taken place, and the Surviving Institution may be substituted in the place of the Merging Target Bank. No right of any creditor of the Merging Target Bank and no lien upon the property of the Merging Target Bank shall be impaired by the Bank Merger.

Section 4.3    Further Documents. If at any time the Surviving Institution shall consider or be advised that any further assignments, conveyances, or assurances in law are necessary or desirable to vest, perfect, or confirm of record in the Surviving Institution the title to any property or rights of the Merging Target Bank, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the Merging Target Bank immediately prior to the Effective Time of the Bank Merger (or their successors in office) shall execute and deliver any and all proper deeds, assignments, and assurances in law, and do all things necessary or proper, to vest, perfect, or confirm title to such property or rights in the Surviving Institution and otherwise to carry out the provisions hereof.

Section 4.4    Termination. This Agreement shall terminate automatically upon termination of the Agreement of Merger.

Section 4.5    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without regard to conflict of law principles.

[Signature Page Follows]

EXHIBIT 1.05

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day and year first written above.

PEOPLES BANK SB	A.J. SMITH FEDERAL SAVINGS BANK

By:	By:
Printed:	Printed:
Title:	Title:

EXHIBIT 1.05

EXHIBIT 2.03

OPTION CANCELLATION AGREEMENT

(See attached)

OPTION CANCELLATION AGREEMENT

OPTION CANCELLATION AGREEMENT

The undersigned represents and warrants that he/she is the legal and beneficial owner of one or more options to purchase shares of common stock, $0.01 par value, of AJS BANCORP, INC. (“AJSB”) which was issued to the undersigned under the AJS Bancorp, Inc. 2014 Equity Incentive Plan, as described on Schedule 1 attached hereto (the “Options”). The Options are evidenced by one or more stock option grant agreements (the “Stock Option Agreements”).

The undersigned acknowledges that AJSB has agreed to merge with NorthWest Indiana Bancorp (“NWIN”), and acknowledges and agrees that in connection therewith, the holders of the AJSB stock options are required to convert their stock options into cash pursuant to Section 2.03 of the Agreement and Plan of Merger dated July 30, 2018 between AJSB and NWIN.

The undersigned (i) acknowledges and agrees that he/she shall be entitled to receive, in connection with the merger and payable by AJSB immediately prior to the Effective Time of the merger, a cash payment equal to the difference between $16.00 and the per share exercise price for each share of AJSB common stock subject to the Options, including any non-vested options, owned by the undersigned; provided that, there shall be withheld from such cash payment any taxes required to be withheld by applicable law; and (ii) recognizes and agrees that the Stock Option Agreements (and all other agreements or instruments evidencing the ownership of the Options held by the undersigned) shall be cancelled and be of no further force and effect upon the payment noted above.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the          day of                     , 2018.

OPTIONHOLDER

Signature

Name Printed

ACCEPTED AND AGREED to this          day of                     , 2018.

NORTHWEST INDIANA BANCORP

By:
Printed:
Title:

OPTION CANCELLATION AGREEMENT

SCHEDULE 1

STOCK OPTIONS

Date of Grant:	No. of Options:	Exercise Price:		Amount of Payment at Closing Date
		$		$

		$		$

		$		$

		$		$

		$		$

TOTAL			N/A	$

SCHEDULE 1

EXHIBIT 5.01

VOTING AGREEMENT

(See attached)

EXHIBIT 5.01

VOTING AGREEMENT

Each of the undersigned, being all of the directors and executive officers of AJS Bancorp, Inc. (“AJSB”) solely in their capacity as stockholders and having, in the case of the AJSB directors, voted for the approval and adoption by AJSB of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among AJSB and NorthWest Indiana Bancorp (“NWIN”), whereby NWIN will acquire all of the outstanding capital stock of AJSB in exchange for cash consideration and shares of NWIN common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce NWIN to execute and deliver the Agreement and Plan of Merger to AJSB and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a) will support the consummation of the Holding Company Merger and any merger of any AJSB subsidiaries, including A.J. Smith Federal Savings Bank, and, subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the stockholders of AJSB;

(b) will vote all shares of common stock of AJSB (“AJSB Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the stockholders of AJSB or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger (provided that the term “AJSB Common Stock” shall not include: (1) any securities beneficially owned by the undersigned as a trustee or fiduciary except where the undersigned has sole voting discretion over such shares, and (2) any unexercised stock options to purchase shares of AJSB Common Stock); and

(c) until the earlier of (a) such time as the Agreement and Plan of Merger has been approved at a meeting of the stockholders of AJSB, or an adjournment thereof, or (b) the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of AJSB Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to NWIN a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to NWIN. Notwithstanding the foregoing, nothing herein shall prevent the following transfers of AJSB Common Stock: (i) transfers by will or by operation of law (in which case this Voting Agreement shall bind the transferee); (ii) transfers for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Voting Agreement; (iii) surrender AJSB Common Stock to AJSB in connection with the vesting, settlement, or exercise of AJSB equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement, or exercise, or, in respect of the AJSB equity awards, the exercise price thereon, or (iv) as NWIN may otherwise consent to in writing, which such consent shall not be unreasonably withheld.

EXHIBIT 5.01

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of AJSB Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of AJSB’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the stockholders of AJSB.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf, or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits, and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried, and litigated only in the Circuit or Superior Courts of Lake County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity.

WAIVER OF JURY TRIAL.EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXHIBIT 5.01

EXECUTED AND DELIVERED AS OF JULY 30, 2018.

DIRECTORS:

(36,076 shares)
Raymond J. Blake Chairman of the Board
(30,955 shares)
Roger J. Aurelio Director
(23,780 shares)
Richard J. Nogal Director
(35,105 shares)
Michael H. Rose Director
(17,485 shares)
Jerry A. Weberling Director, Chief Executive Officer, President and Chief Financial Officer

EXECUTIVE OFFICER:

(30,631 shares)
Donna J. Manuel Senior Vice President, Loan Operations Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT 5.01

EXHIBIT 5.19(i)

FORM OF MUTUAL TERMINATION OF CHANGE IN CONTROL AGREEMENT

(See attached)

EXHIBIT 5.19(i)

MUTUAL TERMINATION OF CHANGE IN CONTROL AGREEMENT

THIS MUTUAL TERMINATION OF CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into on this          day of                     , 2018, but effective as of the Effective Time (as defined herein), by and among AJS BANCORP, INC. (“AJSB”), A.J. SMITH FEDERAL SAVINGS BANK (“AJS Bank”), NORTHWEST INDIANA BANCORP (“NWIN”), a registered financial holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, PEOPLES BANK SB (“Peoples Bank”), a wholly-owned Indiana state chartered savings bank subsidiary of NWIN, and [                    ], the current [                    ] of AJSB and AJS Bank (the “Executive”) (hereinafter collectively referred to as the “Parties”).

RECITALS

WHEREAS, AJS Bank and the Executive entered into a certain Change in Control Agreement, dated as of [                    ], 20[    ] (the “Change in Control Agreement”); and

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated July 30, 2018, by and between AJSB and NWIN (the “Merger Agreement”), AJSB shall be merged with and into NWIN (the “Merger”) effective as of the date and time as provided in the Merger Agreement (the “Effective Time”); and

WHEREAS, in connection with the Merger, the Parties hereto desire to terminate the Change in Control Agreement and distribute the amounts payable thereunder to the Executive; and

WHEREAS, AJS Bank has agreed to pay the Executive additional payments as set forth in this Agreement, payments the Executive acknowledges the Executive does not otherwise have a right to receive, in consideration for various covenants and agreements as set forth in herein; and

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

Section 1.    Termination of Change in Control Agreement. The Parties hereby agree that at the Effective Time the Change in Control Agreement shall terminate and the Executive’s employment with AJSB and AJS Bank shall cease, and all of the Executive’s rights to compensation, payments, and/or benefits under the Change in Control Agreement or with respect to the Executive’s employment with AJSB or AJS Bank shall cease (except: (i) any vested benefits to which the Executive is entitled under any tax-qualified retirement plan sponsored by AJSB or AJS Bank that is designed to satisfy the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any accrued, but unpaid salary, bonus, profit sharing and/or vacation pay or similar pay, to the extent consistent with Section 5.03(a)(vi) of the Merger Agreement; (iii) the payment of any vested benefits under non-qualified plans of AJSB or AJS Bank; (iv) obligations regarding accelerated vesting and/or the

EXHIBIT 5.19(i)

cash payment in lieu of equity awards granted under any AJSB equity plan or arrangement to Executive and that are outstanding immediately prior to the closing date of the Merger; (v) any payment or benefit to Executive or Executive’s dependents or beneficiaries under any other AJS Bank or AJSB group disability or life insurance plan, arrangement or policy or any right continued COBRA coverage under any group health plan of AJSB, AJS Bank, NWIN or Peoples Bank, as applicable or (vi) any amounts payable under Section 2 of this Agreement), effective as of the Effective Time. Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that the Amount (as defined below) to be paid to the Executive hereunder is in lieu of any severance benefits (with the exception of any accrued vacation or payment pursuant to any consulting arrangement between Executive and NWIN) that would otherwise be available to the Executive under any severance pay policy or practice of AJSB or its subsidiaries or affiliates, or NWIN or its subsidiaries or affiliates, in the event that the Executive’s employment with either AJSB, AJS Bank, NWIN, or Peoples Bank, or any of their subsidiaries or affiliates, terminates for any reason.

Section 2.    Consideration.

(a)    Subject to Section 4, as consideration for the Executive to enter into this Agreement and its attachments, appendices, and exhibits, and to terminate the Change in Control Agreement with AJS Bank, AJSB or AJS Bank shall pay to the Executive (i) an amount equal to $            , representing the amount to which the Executive is entitled to be paid under the terms of the Change in Control Agreement upon the consummation of the Merger (the “Change in Control Payment); plus (ii) additional consideration of $             (the “Additional Consideration,” and together with the Change in Control Payment, the “Amount”), in each case less any withholdings for applicable taxes required by law. Subject to the foregoing, AJSB or AJS Bank shall pay the Amount to the Executive in a lump sum on the Effective Time. As a point of clarification, NWIN and AJSB agree and acknowledge that the Additional Consideration shall not reduce or impact the calculation of the AJSB Adjusted Consolidated Stockholders’ Equity (as defined in the Merger Agreement) for purposes of Section 2.02 of the Merger Agreement.

(b)    The Executive hereby acknowledges and agrees that: (i) the Change in Control Payment is a sum which is equivalent to the sum to which the Executive would otherwise be entitled under Section 3 of the Change in Control Agreement in the event of a Change in Control (as defined in the Change in Control Agreement); (ii) the Additional Consideration is consideration in addition to anything of value to which the Executive is already entitled; and (iii) except as provided in this Agreement and pursuant to the Merger Agreement, the Executive is not entitled to receive any further compensation, payments, and/or employee benefits under the Change in Control Agreement.

Section 3.    Governing Law, Jurisdiction, Venue, and Waiver of Jury Trial. To the extent subject to Section 409A of the Code, this Agreement will be administered to comply with the provisions thereof and the regulations thereunder. To the extent not inconsistent with the previous sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the choice of law principles or rules thereof. The Parties hereto irrevocably consent to the jurisdiction and venue of the state court for the State of Illinois located in Chicago, Illinois, or the Federal District Court for the Northern

EXHIBIT 5.19(i)

District of Illinois, located in Cook County, Illinois, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts. Notwithstanding the foregoing, AJSB or AJS Bank, or the successors of each, reserve the right to pursue injunctive relief in any state or federal court of proper jurisdiction and venue. EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

Section 4.    Restrictive Covenants.

(a)    Non-Solicitation. The Executive covenants that, for a period of 18 months following the termination of the Executive’s employment with Peoples Bank, or, if the Executive is not employed by Peoples Bank at the Effective Time, the termination of Executive’s employment with AJSB and AJS Bank, the Executive shall not: (i) directly recruit any person who is an employee of Peoples Bank; (ii) solicit, encourage, or induce any such employee to leave Peoples Bank’s employ; or (iii) solicit, encourage, or induce any customer of Peoples Bank to cease doing or reduce such customer’s level of business with Peoples Bank.

(b)    Non-Disclosure. At all times during and after the termination of the Executive’s employment with AJSB or AJS Bank, the Executive shall not (i) directly or indirectly disclose, provide, or discuss any Confidential Information (defined below) with or to any person other than those directors, officers, employees, representatives, and agents of NWIN or Peoples Bank who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against NWIN or Peoples Bank, or (B) for the Executive’s own benefit or for the benefit of any person or entity other than NWIN and Peoples Bank.

(c)    Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any and all:

(i)    materials, records, data, documents, lists, writings, and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships, and/or customers of AJSB, AJS Bank, NWIN, Peoples Bank, or any affiliate of any of them that are not generally known by the public at large and/or which provide any of the foregoing entities with a competitive advantage;

(ii)    “trade secrets” of AJSB, AJS Bank, NWIN, Peoples Bank, or any affiliate of any of them, as defined under Indiana law; and

(iii)    any and all copies, summaries, analyses, and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of NWIN.

EXHIBIT 5.19(i)

Notwithstanding the foregoing, Confidential Information shall not include any information regarding the business activities of AJSB, AJS Bank, NWIN, Peoples Bank or any affiliate regarding their business activities to any bank regulator having regulatory jurisdiction over their activities pursuant to a formal regulatory request. Moreover, nothing in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of AJSB, AJS Bank, NWIN, Peoples Bank or any affiliate. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to AJSB, AJS Bank, NWIN, Peoples Bank or any affiliate related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

Section 5.    Access to and Return of Confidential Information.

(a)    The Executive understands, acknowledges, and agrees that during the course of the Executive’s employment with AJSB and AJS Bank the Executive has gained and will gain information regarding, knowledge of, and familiarity with the Confidential Information and that if the Confidential Information was disclosed by the Executive, NWIN would suffer irreparable damage and harm. The Executive understands, acknowledges, and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure. The Executive acknowledges and agrees that NWIN uses reasonable means to maintain the secrecy and confidentiality of the Confidential Information.

(b)    The Executive covenants and agrees:

(i)    to keep all Confidential Information subject to NWIN’s custody and control and to promptly return to NWIN all Confidential Information that is still in the Executive’s possession or control at the termination of the Executive’s employment with Peoples Bank, or, if the Executive is not employed by Peoples Bank at the Effective Time, at the termination of Executive’s employment with AJSB and AJS Bank; and

(ii)    promptly upon termination of the Executive’s employment with Peoples Bank, or, if the Executive is not employed by Peoples Bank at the Effective Time, at the termination of Executive’s employment with AJSB and AJS Bank, to return to NWIN, at NWIN’s principal office, all vehicles, equipment, computers, credit cards, and other property of NWIN and Peoples Bank and to cease using any of the foregoing.

EXHIBIT 5.19(i)

Section 6.    Periods of Noncompliance and Reasonableness of Periods. The restrictions and covenants contained in Section 4 shall be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the term of this Agreement and for the full periods specified in Section 4. The parties hereto understand, acknowledge, and agree that the restrictions and covenants contained in Section 4 are reasonable in view of the nature of the business in which NWIN and Peoples Bank are engaged, the Executive’s position with Peoples Bank, and the Executive’s advantageous knowledge of and familiarity with the business, operations, affairs, employees, and customers of NWIN and Peoples Bank.

The restrictions and covenants contained in Section 4 are essential terms and conditions to AJSB, AJS Bank, NWIN, and Peoples Bank entering into this Agreement, and shall be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action the Executive has against NWIN or Peoples Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by NWIN or Peoples Bank of these covenants.

AJSB’s and/or AJS Bank’s obligation to pay any amounts otherwise payable to the Executive pursuant to this Agreement or any other agreement or arrangement shall immediately terminate in the event that the Executive breaches any of the provisions of Section 4. Notwithstanding the foregoing:

(a)    the covenants of the Executive set forth in Section 4 shall continue in full force and effect and be binding upon the Executive;

(b)    NWIN and Peoples Bank shall each be entitled to the remedies specified in Section 7; and

(c)    NWIN and Peoples Bank shall each be entitled to its damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from or relating to the Executive’s breach of any of the provisions of Section 6.

Section 7.    Remedies. The Executive agrees that NWIN shall suffer irreparable damage and injury and shall not have an adequate remedy at law in the event of any actual, threatened, or attempted breach by the Executive of any provision of Section 4. Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Section 4, in addition to all other remedies to which NWIN is entitled at law, in equity, or otherwise, it may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 4. The foregoing remedies shall not be deemed to be the exclusive rights or remedies of NWIN for any breach of or noncompliance with this Agreement by the Executive but shall be in addition to all other rights and remedies available to it at law, in equity, or otherwise.

EXHIBIT 5.19(i)

Section 8.    Limitation of Benefit. Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute “parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive shall be limited to the greatest amount payable without triggering the tax under Code Section 4999. All necessary calculations shall be done by an outside party as agreed to jointly by NWIN and the Executive.

Section 9.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of AJSB, AJS Bank, NWIN and Peoples Bank and their respective successors and assigns. This Agreement may be assigned, without the prior consent of the Executive to a successor of AJSB or AJS Bank (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the stock of AJSB or AJS Bank, by merger or otherwise) and, upon the Executive’s death, this Agreement shall terminate except to the extent any payments remain due Executive in which case the payments shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

Section 10.    Entire Agreement. This Agreement and the Merger Agreement (as applicable with respect to this Agreement), including all attachments, appendices, and exhibits hereto, comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all earlier agreements (whether oral or written) relating to the subject matter hereof.

Section 11.    Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the parties to be bound. The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified or supplemented only by a written agreement executed by parties to be bound thereto.

Section 12.    Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

Section 13.    Further Assurances. Each of the Parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other Parties hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.

EXHIBIT 5.19(i)

Section 14.    Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:	If to AJSB or AJS Bank:

At Executive’s last known address on file with AJS Bank.	Attn: Chairman of the Board
14757 S. Cicero Avenue
Midlothian, Illinois 60445 If to NWIN or Peoples Bank: Attn: CFO 9204 Columbia Avenue Munster, Indiana 46321

or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.

Section 15.    Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.

Section 16.    Release. For and in consideration of the foregoing covenants and promises made by AJSB and AJS Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release AJSB, AJS Bank, NWIN and Peoples Bank and all other persons named in the Release (defined below) from any and all causes of action that the Executive has or may have against them before the effective date of the Release, other than a breach of this Agreement. The Executive shall execute a separate Release of All Claims substantially in the form attached hereto as Appendix A (the “Release”), which shall be executed within 7 days prior to the Effective Time. THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE SIGNING, FILING, AND NOT REVOKING THE RELEASE OF ALL CLAIMS WITHIN THE PERIODS REQUIRED BY LAW AND AS PROVIDED IN THE RELEASE OF ALL CLAIMS.

Section 17.    Review and Consultation. The Parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants, and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM NWIN OR PEOPLES BANK OR THEIR LEGAL COUNSEL.

[Signature Page Follows]

EXHIBIT 5.19(i)

IN WITNESS WHEREOF, the undersigned have executed this Mutual Termination of Change in Control Agreement as of the day and year first above written.

EXECUTIVE

AJS BANCORP, INC.	A.J. SMITH FEDERAL SAVINGS BANK

By:	By:

Its:	Its:

NORTHWEST INDIANA BANCORP	PEOPLES BANK SB

By:	By:

Its:	Its:

EXHIBIT 5.19(i)

APPENDIX A

RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to [            ] (the “Executive”) of certain payments pursuant to the Mutual Termination of Change in Control Agreement dated [            ], 2018 (the “Termination Agreement”) between the Executive and AJS BANCORP, INC. (“AJSB”) and its wholly-owned subsidiary A.J. SMITH FEDERAL SAVINGS BANK (“AJS Bank”), NORTHWEST INDIANA BANCORP (“NWIN”), and its wholly-owned subsidiary PEOPLES BANK SB (“Peoples Bank”), with such Termination Agreement to be effective as of the Effective Time of the merger (the “Merger”) of AJSB with and into NWIN pursuant to the Agreement and Plan of Merger dated July 30, 2018 by and between NWIN and AJSB, the Executive hereby makes this Release of All Claims (“Release”) in favor of NWIN, Peoples Bank, AJSB, and AJS Bank, and their successors and assigns (including all subsidiaries and affiliates) (collectively the “Released Parties”) and its agents as set forth herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Termination Agreement.

Section 1.    The Executive releases, waives and discharges the Released Parties and their agents (as defined below) from all claims, whether known or unknown, arising out of the Executive’s employment relationship with the Released Parties, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed; provided, however, this Release shall not apply to any claim based on the Released Parties’ breach of Sections 1 or 2 of the Termination Agreement, nor to any claim based on the following: (i) the payment of the Merger Consideration (as defined in the Merger Agreement) with respect to the Executive’s common stock of AJSB, as contemplated by the Merger Agreement; (ii) rights to indemnification under applicable corporate law, the organization documents of AJSB or AJS Bank, as an insured under any director’s and officer’s liability policy or pursuant to the Merger Agreement; (iii) any claim that Executive may have against any Released Party arising out of any service provided by Executive to Peoples Bank or any affiliate after the Effective Time; or (iv) any whistleblower claim as contemplated by Section 4(c) of the Termination Agreement. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers’ Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), the Illinois Civil Rights Act, the Indiana Civil Rights Act, the Illinois Wage Payment and Wage Claims Act, the Indiana Wage Payment and Wage Claims Acts, any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.

Section 2.    The Executive further acknowledges that the Released Parties have advised the Executive to consult with an attorney of the Executive’s own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.

EXHIBIT 5.19(i)

Section 3.    The Executive agrees that the Executive is signing this Release of Executives own free will and is not signing under duress.

Section 4.    In the event the Executive is 40 years of age or older, the Executive acknowledges that the Executive has been given a period of 21 days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that the Executive may use as much or all of the 21-day period as the Executive wishes prior to signing, and the Executive has done so.

Section 5.    In the event the Executive is 40 years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:

NorthWest Indiana Bancorp (successor-by-merger to AJS Bancorp, Inc.)

14757 S. Cicero Avenue

Midlothian, Illinois 60445

Attn: CFO

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.

Section 6.    The “Released Parties and their agents,” as used in this Release, means each of the Released Parties, their subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting through, under or in concert with any of them.

Section 7.    The Executive agrees to refrain from making any disparaging remarks concerning the Released Parties or their agents. The Released Parties agree to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Released Parties written authorization to release other information or as otherwise required by law. With respect to the Released Parties, this restriction pertains only to official communications made by the Released Parties’ directors and/or officers and not to unauthorized communications by the Released Parties’ employees or agents. This restriction will not bar the Released Parties from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE RELEASED PARTIES AND THEIR AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

EXHIBIT 5.19(i)

Name	Date

EXHIBIT 5.19(i)